Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CARDLYTICS, INC.,

MR. T MERGER SUB, INC.,

BRIDG, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS STOCKHOLDER REPRESENTATIVE
April 12, 2021

TABLE OF CONTENTS
Page
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Annex

A    Certain Defined Terms

Schedules

A    Third Party Consents and Notices
B    Agreements for Termination
C    Allocation Schedule
D    Earnout Period Operating Expense Budget
E    Parent Consent

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibits

A    Form of Certificate of Merger
B    Non-Competition and Non-Solicitation Agreement
C    Form of Director Resignation Letters
D    Form of FIRPTA Compliance Certificate
E    Form of Adjustment and [***] Escrow Agreement
F    Form of PPP Loan Escrow Agreement
G    Form of Suitability Documentation
H    Form of Letter of Transmittal
I    Exemplar of the calculation of "First Anniversary ARR" and “Second Anniversary ARR”
J    Paying Agent Agreement
K    Sample Net Working Capital Calculation

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AGREEMENT AND PLAN OF MERGER
This Agreement And Plan Of Merger (this “Agreement”) is made and entered into as of April 12, 2021 (the “Agreement Date”), by and among Cardlytics, Inc., a Delaware corporation (“Parent”), Mr. T merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Bridg, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Security Holders (the “Stockholder Representative”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.
Recitals
Whereas, the board of directors of each of Parent and Merger Sub has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the acquisition of the Company by Parent, by means of a statutory merger of Merger Sub, a wholly owned Subsidiary of Parent, with and into the Company, pursuant to which the Company would survive and become a wholly owned Subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth in this Agreement is advisable and in the best interests of Parent and its stockholders, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;
Whereas, the board of directors of the Company (the “Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) directed that this Agreement be submitted to the Company Stockholders for its adoption and (d) recommended that this Agreement be adopted by the Company Stockholders;
Whereas, as promptly as practicable after execution and delivery of this Agreement, on the Agreement Date, the Company shall have delivered to Parent and Merger Sub the written consent of the Company Stockholders representing not less than (a) a majority of the outstanding number of shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis), (b) a majority of the outstanding number of shares of Company Common Stock, and (c) a majority of the outstanding number of shares of Company Series B Preferred Stock, in each case, outstanding as of immediately prior to the Effective Time, in favor of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Stockholder Approval”), and exercise of the drag-along right pursuant to the Amended and Restated Voting Agreement.
Whereas, in connection with the execution of this Agreement and as an inducement for Parent to enter into this Agreement, the Key Employee has executed a Severance Agreement and a Non-Competition and Non-Solicitation Agreement, effective as of the Closing.
Whereas the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
Now, Therefore, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Article 1

THE MERGER
1.1Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”
1.2Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that the parties hereto shall have agreed and specified in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).
1.3Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned Subsidiary of Parent.
1.4Closing; Closing Deliverables.
(a)Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties, which shall be no later than three (3) Business Days following satisfaction or waiver of the conditions set forth in Article VI hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), by electronic means of communication. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”
(b)At or prior to the Closing, as applicable, the Company will deliver (or cause to be delivered) to Parent:
(i)evidence reasonably satisfactory to Parent either that (A) any stockholder vote required pursuant to Section 5.6 was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote or (B) such stockholder approval was not obtained and as a consequence, that the Section 280G Payments waived pursuant to the Parachute Payment Waiver(s) executed in accordance with Section 5.6 and delivered to Parent, shall not be made or provided (or shall be returned);
(ii)evidence reasonably satisfactory to Parent that the Company has terminated each of those agreements listed on Schedule B, in a form reasonably acceptable to Parent, with such termination to be effective at or prior to the Effective Time;
(iii)a duly executed Director Resignation Letter in the form attached hereto as Exhibit C (the “Director Resignation Letters”), from each of the directors of the Company effective as of the Closing;
(iv)the Company Stockholder Approval;
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(v)a certificate, validly executed by the Secretary of the Company, certifying as to the valid adoption of the Company Board Resolutions;
(vi)(A) executed payoff letters (including Tax Forms), in each case dated no more than three (3) Business Days prior to the Closing Date, with respect to all Indebtedness of the Company set forth on Schedule 1.4(b)(vi) owed to the party thereof and the amounts payable to such party providing for (x) the full and final satisfaction of such Indebtedness as of the Closing Date and (y) the termination and release of any Liens related thereto (each, a “Payoff Letter”); and (B) an invoice (including Tax Forms) from each advisor or other service provider to the Company (other than any Employee, director or officer of the Company) providing services with respect to the transactions contemplated hereby in each case dated no more than three (3) Business Days prior to the Closing Date, with respect to all Closing Third Party Expenses estimated to be due and payable to such advisor or other service providers, as of the Closing Date, including the bank account details of such advisors and service providers (the “Third Party Expenses Payoff Schedule”);
(vii)Letters of Transmittal duly executed by Company Stockholders, collectively entitled to at least ninety percent (90%) of the Total Closing Merger Consideration;
(viii)prior to the Closing Date, duly executed and completed Suitability Documentation from the Company Sellers who are entitled to receive, in the aggregate, at least ninety percent (90%) of the Total Closing Merger Consideration, certifying that each such Company Sellers is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act);
(ix)a properly executed statement, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and in the form attached hereto as Exhibit D, certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing (the “FIRPTA Compliance Certificate”), provided that Parent’s only remedy for the Company’s failure to provide such FIRPTA Compliance Certificate shall be to withhold or cause to be withheld any required withholding Tax under applicable Tax Law and the Company’s failure to provide such certificate will not be deemed to be a failure of a condition set forth in this Section 1.4(b) to have been met, provided, further, that if a Company Security Holder provides a properly executed IRS Form W-9 to Parent, then, except as otherwise required by a change in Law, Parent shall not withhold or cause to be withheld any withholding Tax under Section 1445 of the Code with respect to any amounts payable to such Company Security Holders;
(x)a duly executed counterpart to the Adjustment and [***] Escrow Agreement from the Stockholder Representative, in the form attached hereto as Exhibit E;
(xi)a duly executed counterpart to the PPP Loan Escrow Agreement from the Company and the PPP Loan Escrow Agent, in the form attached hereto as Exhibit F (the “PPP Loan Escrow Agreement”);
(xii)a duly executed counterpart to the paying agent agreement from the Stockholder Representative in the form attached hereto as Exhibit J (the “Paying Agent Agreement”)
(xiii)no later than two (2) Business Days prior to the Closing, the Estimated Closing Statement duly certificate by an officer of the Company and;
(xiv)a long form certificate of good standing from the Secretary of State of the State of Delaware which is dated within five (5) Business Days prior to the Closing with respect to the Company.
(c)At or prior to the Closing, Parent will deliver (or cause to be delivered) to the Company:
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)a duly executed counterpart to the Adjustment and [***] Escrow Agreement from Parent and the Adjustment and [***] Escrow Agent and;
(ii)a duly executed counterpart to the Paying Agent Agreement from Parent and the Paying Agent.
1.5Certificate of Incorporation and Bylaws of Surviving Corporation. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation in the Merger as of the Effective Time, and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation in the Merger as of the Effective Time, until thereafter amended in accordance with applicable Law.
1.6Directors and Officers of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the bylaws of the Surviving Corporation.
1.7Effect of the Merger on the Capital Stock of the Constituent Corporations.
(a)Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Company Stockholders, upon the terms and subject to the conditions set forth in Section 1.9 and throughout this Agreement, including the provisions set forth in Article VII hereof, the following shall occur:
(i)each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares) shall be converted into the right to receive upon the due surrender of duly executed Exchange Documents and surrender of Stock Certificates in the manner set forth in Section 1.9(b), (i) at the Closing, in accordance with Section 1.9, (A) the Per Share Closing Consideration (without interest thereon), minus (B) the Per Share Adjustment Escrow Amount, minus (C) the Per Share PPP Loan Escrow Amount minus (D) the Per Share [***] Warrant Escrow Amount minus (E) the Per Share Expense Fund Amount, (ii) any cash disbursements required to be made from the Escrow Funds (based on the Excess Pro Rata Share amount of the released amount), without interest, in each case in accordance with Section 1.10(d) and/or Section 1.15(f) (and the terms of the Escrow Agreements), as applicable, (iii) any cash disbursements required to be made in connection the Post-Closing Excess Amount (if any) (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 1.15(e), (iv) any cash disbursements required to be made from the Expense Fund Account with respect to such share of Company Common Stock (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 7.2(c), (v) the Per Share First Anniversary Payment Amount and (vi) the Per Share Second Anniversary Payment Amount. From and after the Effective Time, each holder of a Stock Certificate representing Company Common Stock shall cease to have any rights with respect to such Company Common Stock, except (i) with respect to Dissenting Shares, appraisal rights under the DGCL, and (ii) with respect to each other share of Company Common Stock, the right to receive the consideration pursuant to the terms of this Section 1.7(a).
(ii)Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically convert into the right to receive an amount equal to the amount per share that would be payable had such share of Series A Preferred Stock been converted into Company Common Stock immediately prior to the Effective Time in accordance with Article II of the Certificate of Incorporation, payable in accordance with and subject to the conditions provided in this Article I. From and after the Effective Time, each holder of a Stock Certificate representing Series A Preferred Stock shall cease to have any rights with respect to such Series A Preferred Stock, except with respect to Dissenting Shares, appraisal rights under the DGCL.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(iii)Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically convert into the right to receive an amount equal to the amount per share that would be payable had such share of Series B Preferred Stock been converted into Company Common Stock immediately prior to the Effective Time in accordance with Article II of the Certificate of Incorporation, payable in accordance with and subject to the conditions provided in this Article I. From and after the Effective Time, each holder of a Stock Certificate representing Series B Preferred Stock shall cease to have any rights with respect to such Series B Preferred Stock, except with respect to Dissenting Shares, appraisal rights under the DGCL.
(b)Treatment of Company Options.
(i)Vested Company Options. No Vested Company Options shall be assumed or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby. Each Vested Option outstanding as of immediately prior to the Effective Time shall automatically convert into the right to receive with respect to each share of Company Common Stock subject thereto, at the Closing, (A) an amount in cash, without interest, equal to (1) the consideration payable for each share of Company Common Stock pursuant to Section 1.7(a), minus (2) an amount in cash equal to the per share exercise price of such Vested Company Option, multiplied by (3) the total number of shares of Company Common Stock subject to such Vested Company Option immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest), (B) any cash disbursements required to be made from the Escrow Funds with respect to such Vested Company Option (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in each case in accordance with Section 1.10(c) and/or Section 1.15(f) (and the terms of the Escrow Agreements), as applicable, (C) any cash disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to such Vested Company Option (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 1.15(e), (D) any cash disbursements required to be made from the Expense Fund Account with respect to such Vested Company Option to the former holder thereof (based on such holder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 7.2(c), (E) the Per Share First Anniversary Payment Amount and (F) the Per Share Second Anniversary Payment Amount. Such payment in respect of any Vested Company Options that are Employee Options shall be made to the holders of Employee Options through Parent’s, the Surviving Corporation’s payroll processing system in accordance with standard payroll practices net of applicable Tax withholding and deductions, and such payment in respect of any Vested Company Options that are Non-Employee Options shall be paid to the Paying Agent for further payment to the holders of such Non-Employee Options; provided that, as a condition to payment of any amount owed to the holders of Non-Employee Options, each such holder of Non-Employee Options must have first delivered to the Paying Agent or Parent, as applicable, a properly completed Exchange Documents. For purposes of calculating the aggregate amount of consideration payable in respect of each Vested Company Option pursuant to this Section 1.7(b)(i), (1) all shares of Company Common Stock issuable upon the exercise in full of the Vested Company Options held by each Company Vested Optionholder shall be aggregated and (2) the amount of cash to be paid to each such Company Vested Optionholder shall be rounded down to the nearest whole cent.
(ii)Unvested Company Options. At the Effective Time, each Unvested Company Option that is outstanding as of immediately prior to the Effective Time and held by a Continuing Employee shall, by virtue of the Merger and without any further action by Parent, Merger Sub, the Company, or the holder of such Unvested Company Option, be assumed by Parent and converted into, or terminated and substituted with, a stock option of Parent that represents the right to acquire a number of validly issued, fully paid and non-assessable shares of Parent Common Stock, equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio (each, a “Converted Option”); provided, that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. Following the Effective Time, each Converted Option shall continue to be governed by the same material terms and conditions, including the vesting schedule, as were applicable immediately prior to the Effective Time to the Unvested Company Option from which it was converted or for which it is a substitute, in all cases subject to restrictions related to the issuance of shares under applicable Law. The per share exercise price of each Converted Option shall be equal to (x) the per share exercise price of the Unvested Company Option from which it was converted or for which it is a substitute, divided by (y) the Option Exchange Ratio, rounded down to the nearest whole cent (the “Converted Option Exercise Price”). It is the intention of the parties
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

that each Converted Option shall qualify following the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent permitted under Section 422 of the Code and to the extent such corresponding Company Option qualified as an incentive stock option prior to the Effective Time, and that the adjustments in this Section 1.7(b)(ii) be performed in a manner that complies with or is exempt from Section 409A of the Code. Prior to the Effective Time, the Company shall use commercially reasonable efforts to provide that each Unvested Company Option that is outstanding and unvested immediately prior to the Effective Time and held by a Person who is not a Continuing Employee shall be cancelled and terminated without consideration upon the Effective Time in accordance with the applicable Company Equity Plan.
(iii)Prior to the Effective Time, and subject to the prior review of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.7 under the applicable Company Equity Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, restricted stock units, or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.
(iv)To the extent Parent assumes and converts a Company Option under the Company Equity Plan, as assumed, pursuant to Section 1.7(b)(ii), at or prior to the Effective Time, Parent shall take all actions reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Converted Options. To the extent Parent assumes and converts a Company Option under the Company Equity Plan, as assumed, pursuant to Section 1.7(b)(ii), with respect to the Converted Options, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form), relating to the Parent Common Stock issuable pursuant to the exercise of Converted Options by the Registration Deadline.
(c)Treatment of Company Warrants. The Company Warrants shall not be assumed or continued by Parent or the Company in connection with the Merger or the other transactions contemplated hereby. Immediately prior to the Effective Time, the Company Warrants (other than the [***] Warrants) shall automatically convert into the right to receive with respect to each share of Company Capital Stock subject thereto, (i) at the Closing, subject to Section 1.9, the product of (x)(A) the consideration payable for each share of Company Capital Stock pursuant to Section 1.7(a), minus (B) an amount in cash equal to the per share exercise price of such Company Warrants, multiplied by (y) the total number of shares of Company Common Stock subject to such Company Warrants (assuming conversion of any Preferred Stock that may be purchasable pursuant to such Warrant) immediately prior to its cancellation (such payment to be net of withholdings, if any, and without interest) (ii) any cash disbursements required to be made from the Escrow Funds with respect to such Company Warrant (other than [***] Warrants) to such Company Warrantholder thereof (which shall exclude holders of [***] Warrants) (based on such Company Warrantholder’s Excess Pro Rata Share of the released amount), without interest, in each case in accordance with Section 1.10(d) and/or Section 1.15(f) (and the terms of the Escrow Agreements), as applicable, (iii) any cash disbursements required to be made in connection with the Post-Closing Excess Amount (if any) with respect to such Company Warrant (other than [***] Warrants) to such Company Warrantholder (which shall exclude holders of [***] Warrants) (based on such Company Warrantholder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 1.15(e), (iv) any cash disbursements required to be made from the Expense Fund Account with respect to such Company Warrant (other than [***] Warrants) to such Company Warrantholder (which shall exclude holders of [***] Warrants) (based on such Company Warrantholder’s Excess Pro Rata Share of the released amount), without interest, in accordance with Section 7.2(c), (v) the Per Share First Anniversary Payment Amount and (vi) the Per Share Second Anniversary Payment Amount. For the avoidance of doubt, payment to the holders of [***] Warrants shall be governed by Section 5.19 hereof.
(d)Effect on Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the Merger, each share of Company Capital Stock held by the Company or Parent (or any direct or indirect wholly owned Subsidiary of the Company or Parent) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor (such shares, the “Cancelled Shares”).
1.8Payments.
(a)Immediately prior to the filing of the Certificate of Merger, Parent shall transfer, by wire transfer of immediately available funds to the Paying Agent in accordance with this Article I, the Total Closing Merger Consideration payable at the Closing to (i) the Company Stockholders pursuant to Section 1.7(a), (ii) the Company Vested Optionholders that are Non-Employee Options pursuant to Section 1.7(b)(i) and (iii) the Company Warrantholders (other than the holders of [***] Warrants) pursuant to Section 1.7(c), excluding, in each case, the portion of the Escrow Funds and Expense Fund applicable to such payments.
(b)On the Closing Date, Parent, or the Paying Agent on behalf of Parent, shall pay, by wire transfer of immediately available funds, to the Surviving Corporation that portion of the Total Closing Merger Consideration payable at Closing to the Company Vested Optionholders that hold Employee Options pursuant to 1.7(b)(i) in exchange for such Employee Options outstanding as of immediately prior to the Effective Time, excluding, in each case, the portion of the Escrow Funds and Expense Fund applicable to such payments.
(c)Parent shall cause the Surviving Corporation to promptly pay, but in any event within one (1) Business Day following the Closing, through the Surviving Corporation’s payroll processing system in accordance with standard payroll practices, to each Company Vested Optionholder (solely with respect to Employee Options) the portion of the Total Closing Merger Consideration payable to such holder in respect of Employee Options pursuant to 1.7(b)(i) as set forth opposite such holder’s name in the Allocation Schedule (such amount, net of applicable Tax withholding and excluding such holder’s contribution to the Escrow Funds and the Expense Fund as set forth on the Allocation Schedule and deductions).
(d)On the Closing Date, Parent, or the Paying Agent on behalf of Parent, shall pay, by wire transfer of immediately available funds, on behalf of the Company and the Company Sellers, as the case may be, and as accounted for in the calculation of Total Closing Merger Consideration, (i) to each lender designated by the Company on the Allocation Schedule, to an account designated in the applicable Payoff Letter, the amount of Indebtedness due at Closing to such lender and (ii) all Third Party Expenses payable to an advisor or other service provider to the Company (other than any Employee, director or officer) that remain outstanding as of the Closing to such account or accounts as are designated in the Third Party Expenses Payoff Schedule and by the Company in the Allocation Schedule.
(e)No interest will be paid or will accrue for the benefit of the Company Security Holders or the Company’s lenders, service providers or other creditors on any Total Closing Merger Consideration or any other amounts payable under this Agreement.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.9Payment Procedures.
(a)As promptly as practicable following the Agreement Date (but in no event later than two (2) Business Days following the Agreement Date), Parent shall cause the Paying Agent to deliver a letter of transmittal in the form attached hereto as Exhibit H (the “Letter of Transmittal)”, to each holder of record of a certificate representing outstanding shares of Company Capital Stock (collectively, the “Stock Certificates”), which shall specify (A) that delivery of a Stock Certificate shall be effected, and risk of loss and title to such Stock Certificate shall pass, only upon proper delivery of such Stock Certificate to Parent, and (B) instructions for use in effecting the surrender of Stock Certificates upon receipt of Total Closing Merger Consideration payable at the Closing to the Company Stockholders pursuant to Section 1.7(a). As a condition precedent to each Stock Certificate holder’s receipt of his, her or its portion of such consideration, such holder shall surrender such Stock Certificate to the Paying Agent for cancellation (or, if such Stock Certificate has been lost, stolen or destroyed, make an affidavit of that fact with appropriate indemnification, in a form reasonably acceptable to Parent and the Paying Agent).
(b)Subject to Section 1.11(b), as promptly as practicable following receipt by the Paying Agent of a Letter of Transmittal and IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable (collectively, the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto and the surrender of Stock Certificates in accordance with Section 1.9(a)(i), (i) Parent shall cause the Paying Agent to pay to each Company Stockholder the portion of the Total Closing Merger Consideration payable to such holder pursuant to Section 1.7(a) at the Closing as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Funds and the Expense Fund as set forth on the Allocation Schedule), (ii) Parent shall cause the Paying Agent to pay to each Company Vested Optionholder (solely with respect to Non-Employee Options) the portion of the Total Closing Merger Consideration payable to such holder in respect of Non-Employee Options pursuant to Section 1.7(b)(i) at the Closing as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Funds and the Expense Fund as set forth on the Allocation Schedule), and (iii) Parent shall cause the Paying Agent to pay to each Company Warrantholder (other than holders of [***] Warrants) the portion of the Total Closing Merger Consideration payable to such Company Warrantholder pursuant to Section 1.7(c)(i) at the Closing as set forth opposite such holder’s name in the Allocation Schedule (such amount, for the avoidance of doubt, to exclude such holder’s contribution to the Escrow Funds and the Expense Fund as set forth on the Allocation Schedule).
(c)At any time following the date that is two (2) years following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.8, and any and all interest thereon or other income or proceeds thereof, not disbursed to the Company Security Holders pursuant to Section 1.9, and thereafter the Company Security Holders shall be entitled to look only to Parent as general creditors thereof with respect to any and all cash amounts that may be payable to such holders pursuant to Section 1.8 upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 1.9(b). No interest shall be payable to the Company Security Holders for the cash amounts delivered to Parent pursuant to the provisions of this Section 1.9(c) and which are subsequently delivered to the Company Security Holders.
(d)Notwithstanding anything to the contrary in this Section 1.9, none of Parent, the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Closing Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.10Escrow Funds.
(a)On the Closing Date, Parent shall, or shall cause the Paying Agent to, transfer, by wire transfer of immediately available funds, (i) the Adjustment Escrow Amount to the Adjustment and [***] Escrow Agent to hold in escrow as an escrow fund (the “Adjustment Escrow Fund”), (ii) the [***] Warrant Escrow Amount to the Adjustment and [***] Escrow Agent to hold in escrow as an escrow fund (the “[***] Warrant Escrow Fund”) and (iii) the PPP Loan Escrow Amount to the PPP Loan Escrow Agent to hold in escrow as an escrow fund (the “PPP Loan Escrow Fund” and, together with the Adjustment Escrow Fund and the [***] Warrant Escrow Fund, collectively, the “Escrow Funds”), in each case, under the terms of (A) this Agreement and the Adjustment and [***] Escrow Agreement with respect to the Adjustment Escrow Fund, (B) this Agreement and the [***] Warrant Escrow Agreement with respect to the [***] Warrant Escrow Fund, and (C) this Agreement and the PPP Loan Escrow Agreement with respect to the PPP Loan Escrow Fund. Upon deposit of (i) the Adjustment Escrow Amount with the Adjustment and [***] Escrow Agent, (ii) the [***] Warrant Escrow Amount with the Adjustment and [***] Escrow Agent, and (iii) the PPP Loan Escrow Amount with the PPP Loan Escrow Agent, in each case, in accordance with the preceding sentence, Parent shall be deemed to have contributed on behalf of each Company Seller its, his or her Excess Pro Rata Share of the Adjustment Escrow Amount, the [***] Warrant Escrow Amount and the PPP Loan Escrow Amount to the Escrow Funds.
(b)The Adjustment and [***] Escrow Agreement shall be entered into at or prior to the Closing, by and among Parent, the Stockholder Representative, on behalf of the Company Sellers, and the Adjustment and [***] Escrow Agent and shall provide Parent with recourse against the Adjustment Escrow Fund with respect to any Post-Closing Deficit Amount under Section 1.14. The proceeds in the Adjustment Escrow Fund shall be distributed to the Company Sellers, in accordance with their applicable Excess Pro Rata Share, and to Parent at the times, and upon the terms and conditions, set forth in this Agreement and the Adjustment and [***] Escrow Agreement. The terms and provisions of the Adjustment and [***] Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Sellers constitutes approval by such Company Sellers, as specific terms of the Merger, and the irrevocable agreement of such Company Sellers to be bound by and comply with, the Adjustment and [***] Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Adjustment Escrow Amount into the Adjustment Escrow Fund and the appointment and sole authority of the Stockholder Representative to act on behalf of the Company Sellers, as provided for herein and in the Adjustment and [***] Escrow Agreement. The Adjustment Escrow Amount shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Adjustment and [***] Escrow Agreement. Treatment of the [***] Warrant Escrow Amount shall be governed by Section 1.10(e) hereof.
(c)The parties acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, unless forgiven prior to Closing, the PPP Loan will not be terminated or satisfied at or prior to the Closing, but rather, the Company will maintain the PPP Loan and the parties will comply with the terms of this Section 1.10(d) on account therewith. Promptly following receipt of a response to the filing of a Forgiveness Application that acknowledges that all or a portion of a PPP Loan has been forgiven, the parties agree that they shall jointly instruct the PPP Loan Escrow Agent to disburse the funds in the escrow account established pursuant to the PPP Loan Escrow Agreement (the “PPP Loan Escrow Account”) as follows: (a) an amount equal to the amount of such PPP Loan that is acknowledged in such response as being forgiven, if any, shall be disbursed pursuant to a joint written instruction of Parent and the Stockholder Representative to the Company Sellers, in accordance with their applicable Excess Pro Rata Share, and (b) the balance of the funds in the PPP Loan Escrow Account in respect of such PPP Loan shall be disbursed to Parent or the PPP Lender, as applicable. In the event that the Company receives a response from the SBA denying the request for forgiveness of such PPP Loan, or if the PPP Loan reaches its stated maturity date prior to receiving a response to the Forgiveness Application, Parent and the Stockholder Representative agree that such PPP Loan shall be deemed for the purposes hereof not to be forgiven such that the forgiveness amount of such PPP Loan shall be $0 and that the parties shall jointly instruct the PPP Loan Escrow Agent to disburse from the PPP Loan Escrow Account to the PPP Lender an amount necessary to pay all outstanding amounts due with respect to such PPP Loan in full satisfaction thereof.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)Parent, the Surviving Corporation and the Stockholder Representative agree for all Tax purposes that Parent shall be treated as the owner of the Adjustment Escrow Amount for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Adjustment Escrow Amount, or any portion thereof, shall be allocable for Tax purposes to Parent.
(e)On the date that is three (3) Business Days following the earlier to occur of (i) the six (6) month anniversary of the Closing Date, and (ii) the date that is six (6) months following the termination of the Referral Agreement (as defined in the [***] Warrants) by the Company:
(i)if any of the Warrant Stock (as defined in the [***] Warrants) shall have become Vested Warrant Stock (as defined in the [***] Warrants), Parent and the Company shall deliver joint written instructions to the Adjustment and [***] Escrow Agent to cause the Adjustment and [***] Escrow Agent to make payment to the Paying Agent for further distribution to the holders of the [***] Warrants, from the [***] Warrant Escrow Account, an amount equal to the positive difference between (1) the balance of the [***] Warrant Escrow Account, minus (2)(x) the excess of (i) the Per Share Closing Consideration minus $4.50, multiplied by the number of shares of Warrant Stock that have become Vested Warrant Stock pursuant to a Post-CoC Milestone in accordance with the [***] Warrant No. 4, plus (y) the excess of (i) the Per Share Closing Consideration minus $5.50, multiplied by the number of shares of Warrant Stock that have become Vested Warrant Stock pursuant to a Post-CoC Milestone in accordance with the [***] Warrant No.5.
(ii)if any balance remains in the [***] Warrant Escrow Account after payment of the amount set forth in clause (a) above or in the event that none of the Warrant Stock shall have become Vested Warrant Stock, Parent and the Company shall deliver joint written instructions to the Adjustment and [***] Escrow Agent to cause the Adjustment and [***] Escrow Agent to make payment of the then remaining balance in the [***] Warrant Escrow Account in respect of any Warrant Stock that has not become Vested Warrant Stock to the Paying Agent, for further distribution to the Company Stockholders and holders of Company Warrants (other than holders of the [***] Warrants), and to the Company, for further distribution to the Company’s Optionholders through the Company’s payroll systems, in each case calculating “Per Share Closing Consideration” without giving effect to the [***] Warrants in respect of such unvested Warrant Stock.
1.11Dissenting Shares.
(a)Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and with respect to which the Company Stockholder thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL, and who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the payments set forth in Section 1.7, but such Company Stockholder shall only be entitled to such rights as are provided by the DGCL. Notwithstanding the provisions of this Section 1.11, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights or dissenters’ rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.7, without interest thereon, and subject to the escrow provisions set forth in Section 1.7 and expense provisions in Section 7.2, upon the due surrender of duly executed Exchange Documents in the manner set forth in Section 1.9.
(b)The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s prior written consent.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.12Withholding. Notwithstanding any other provision of this Agreement, Parent, the Company, the Surviving Corporation, the Escrow Agent, the Paying Agent and any agent or Affiliate of the foregoing (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement (a) such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law or Order and (b) such amounts as the Withholding Agent determines are or previously were required to be or to have been withheld in connection with the matters set forth in Section 2.9(a)(xx) of the Disclosure Schedule (in the case of this clause (b), only if the consent to such withholding has been obtained on or prior to the Closing Date from the Person to whom such amounts would otherwise have been paid if such consent is required in the reasonable judgement of the Withholding Agent (each, a “Required Consent”)). Except with respect to withholding pursuant to the Company’s failure to deliver the certificate described in Section 1.4(b)(ix), withholding resulting from failure to receive a properly completed IRS Form W-9 or applicable IRS Form W-8 or other similar documentation, and withholding with respect to any payment treated as compensation for U.S. income Tax purposes, Parent shall use commercially reasonable efforts to: (x) notify the applicable payee(s) as promptly as practicable prior to deducting or withholding from any amounts otherwise payable to the Company Security Holders pursuant to this Agreement, and (y) cooperate, as reasonably requested by the applicable payee(s), to reduce or eliminate such deduction or withholding, if permitted by applicable Law. To the extent any such amounts are so deducted or withheld and paid to the proper Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In the case of any payment treated as compensation subject to payroll Taxes for U.S. income Tax purposes, the parties will cooperate to pay such amounts through the applicable payroll processing systems of the Surviving Company or Parent or any of their Subsidiaries, to facilitate applicable withholding.
1.13Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.
1.14Post-Closing Reconciliation.
(a)No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent its good faith calculation of (i) the estimated Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”), (ii) the estimated Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (iii) the estimated Closing Cash Amount (the “Estimated Closing Cash Amount”), (iv) the estimated Closing Third Party Expenses (the “Estimated Closing Third Party Expenses”), (v) the estimated Closing ARR (the “Estimated Closing ARR”) and (vi) the Total Closing Merger Consideration (including the component pieces thereof) (such certification, the “Estimated Closing Statement”), in each case, accompanied by reasonably detailed back-up documentation for such calculations. The Company shall prepare the Estimated Closing Statement in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past practices (including the methodologies, practices, estimation techniques, assumptions and principles applied in the preparation of the Financials). The Company shall make available to Parent and its Representatives the books and records used in preparing the Estimated Closing Statement and reasonable access (on prior written notice and during business hours) to the Chief Financial Officer of the Company as Parent may reasonably request in connection with its review of such Estimated Closing Statement, and will otherwise cooperate in good faith with Parent’s and its Representatives review of such statements and shall take into consideration in good faith any comments of Parent on the Estimated Closing Statement, as applicable, provided that any failure to make a requested change shall not alter the obligations of the parties to proceed with the Closing. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or it making an objection that is not fully implemented in a revised Estimated Closing Statement, as applicable.
(b)As soon as reasonably practicable after the Closing Date, and in any event within one hundred twenty (120) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

a statement (the “Post-Closing Statement”) that shall set forth a calculation of (i) the Closing Working Capital Adjustment Amount, (ii) the Closing Indebtedness Amount, (iii) the Closing Third Party Expenses, (iv) the Closing Cash Amount, (v) Closing ARR, and (vi) the Total Closing Merger Consideration, in each case accompanied by reasonably detailed back-up documentation for such calculations. Parent shall prepare such Post-Closing Statement in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Company’s past practices (including the methodologies practices, estimation techniques, assumptions and principles applied in the preparation of the Financials). After the Stockholder Representative’s receipt of the Post-Closing Statement, the Stockholder Representative and its Representatives shall be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Post-Closing Statement and the calculation of the Closing Working Capital Adjustment Amount, Closing Indebtedness Amount, Closing Cash Amount, Closing ARR and Closing Third Party Expenses after signing a customary confidentiality agreement relating to such access to working papers in form and substance reasonably acceptable to Parent’s independent accountants, as well as the relevant books and records of the Company, and Parent shall cause the Company and its Representatives to use commercially reasonable efforts to assist the Stockholder Representative and its Representatives in their reasonable review of the Post-Closing Statement. The Stockholder Representative shall notify Parent in writing (the “Notice of Adjustment Disagreement”) within forty-five (45) days of the Stockholder Representative’s receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Stockholder Representative disagrees with any portion of the Post-Closing Statement. The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement and the amounts involved and the Stockholder Representative’s proposed adjustments to the Post-Closing Statement. If no Notice of Adjustment Disagreement is received by Parent on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Stockholder Representative and shall become final and binding upon the parties hereto and the Company Sellers, provided that such period shall be tolled to the extent Parent unreasonably delays provisions of the materials described above. During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Stockholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any items agreed to by the Stockholder Representative and Parent in a written agreement executed and delivered by each of the Stockholder Representative and Parent, together with any items not disputed or objected to by the Stockholder Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.” If at the end of the Adjustment Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Stockholder Representative and Parent, or either of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to the Los Angeles office of Duff & Phelps (the “Independent Accountant”). In the event that the Los Angeles office of Duff & Phelps refuses or is otherwise unable to act as the Independent Accountant, the Stockholder Representative and Parent shall cooperate in good faith to appoint an independent valuation firm in the United States of national recognition mutually agreeable to the Stockholder Representative and Parent, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto, of the appropriate amount of each of the Unresolved Matters. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Stockholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Stockholder Representative in the Notice of Adjustment Disagreement or Parent in the Post-Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Parent and the Stockholder Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 1.14(b); provided, that the independent accountants of Parent or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the Company Sellers) based on the inverse of
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Stockholder Representative (on behalf of the Company Sellers).
(c)The “Final Closing Statement” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 1.14(b), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 1.14(b) as adjusted pursuant to the written agreement executed and delivered by Parent and the Stockholder Representative or (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 1.14(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 1.14(b). The date on which the Final Closing Statement is finally determined in accordance with this Section 1.14(c) is hereinafter referred to as the “Determination Date.”
(d)If the Total Closing Merger Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 1.14) is less than the Total Closing Merger Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Deficit Amount”), then Parent and the Stockholder Representative shall promptly (but in all events within five (5) Business Days after the Determination Date), instruct the Adjustment and [***] Escrow Agent to promptly release to Parent from the Adjustment Escrow Fund an amount in cash equal to the absolute value of the Post-Closing Deficit Amount (plus any costs allocated to the Stockholder Representative (on behalf of the Company Sellers) pursuant to the last sentence of Section 1.14(c)). The Post-Closing Deficit Amount shall not exceed the Adjustment Escrow Amount.
(e)If the Total Closing Merger Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 1.14) is more than the Total Closing Merger Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Excess Amount”), then Parent shall promptly (but in all events within five (5) Business Days after the Determination Date), pay the Post-Closing Excess Amount in cash to (i) the Paying Agent for further distribution to the Company Security Holders (other than the holders of Employee Options in respect of such Employee Options) the portion of such amount payable pursuant to Section 1.7(a), Section 1.7(b)(i) and Section 1.7(c), as applicable, and (ii) to the Surviving Corporation for further payment to the holders of Employee Options pursuant to Section 1.7(b)(i) through Parent’s, the Surviving Corporation’s payroll processing system in accordance with standard payroll practices net of applicable Tax withholding and deductions; provided, further, that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the Post-Closing Excess Amount payable to each Company Seller. The Post-Closing Excess Amount shall not exceed $1,000,000.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(f)Following the payment of any Post-Closing Deficit Amount to Parent in accordance with Section 1.14(d) or any Post-Closing Excess Amount to the Company Sellers in accordance with Section 1.14(e), Parent and the Stockholder Representative shall deliver a joint instruction to the Adjustment and [***] Escrow Agent instructing the Adjustment and [***] Escrow Agent to release from the Adjustment Escrow Fund an aggregate amount equal to the then remaining cash available in the Adjustment Escrow Fund, if any, to (i) the Paying Agent for further distribution to the Company Security Holders (other than the holders of Employee Options in respect of such Employee Options) the portion of such amount payable pursuant to Section 1.7(a), Section 1.7(b)(i) and Section 1.7(c), as applicable, and (ii) to the Surviving Corporation for further payment to the holders of Employee Options pursuant to Section 1.7(b)(i) through Parent’s, the Surviving Corporation’s payroll processing system in accordance with standard payroll practices net of applicable Tax withholding and deductions; provided, further, that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the remaining cash available in the Adjustment Escrow Fund payable to each Company Seller.
(g)Parent and the Surviving Corporation shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual Company Seller received the appropriate portion of any such distribution, and in no event will Parent, the Surviving Corporation or any of their Affiliates have any liability to any person on account of payments or distributions made by the Paying Agent in accordance with the updated Allocation Schedule delivered by the Stockholder Representative.
(h)All payments to be made pursuant to this Section 1.14 shall be treated as an adjustment to the purchase price for applicable Tax Purposes, unless otherwise required by a change in Law or a Tax Authority in connection with an audit or other similar proceeding.
1.15Earnout Payments.
(a)Definitions.
(i)“Applicable Earnout Price Per Share” shall mean the First Anniversary Earnout Price Per Share or the Second Anniversary Earnout Price Per Share, as applicable.
(ii)“Closing ARR” shall have the meaning set forth on Annex A hereto.
(iii)“Earnout Payment Amounts” shall mean, collectively, the First Anniversary Payment Amount and the Second Anniversary Payment Amount.
(iv)“Earnout Period” shall mean, collectively, the First Earnout Period and the Second Earnout Period.
(v)"First Anniversary ARR” shall mean the revenue of the Company (determined in accordance with GAAP), for the month immediately prior to the end of the First Earnout Period for all First Anniversary Customers, multiplied by twelve (12), (but limited to revenue associated with U.S.-based data from such First Anniversary Customers), provided, that if a First Anniversary Customer has also purchased other products of Parent on a bundled basis, the revenue on such bundled products will be based on the list prices for such products unless any discounts thereto are approved in writing by the Key Employee. An exemplar of the calculation of "First Anniversary ARR" is attached hereto as Exhibit I.
(vi)“First Anniversary Customers” shall mean all parties under contract with the Company as of the end of the month immediately prior to the end of the First Earnout Period.
(vii)“First Anniversary Earnout Price Per Share” shall mean the Parent Common Stock VWAP over the twenty (20) consecutive trading day period ending on the trading day immediately prior to the last day of the First Earnout Period.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(viii)“First Anniversary Payment Amount” shall mean an amount equal to the product of (a) twenty (20) multiplied by (b) an amount equal to (i) the First Anniversary ARR, minus (ii) the greater of (x) the Closing ARR and (y) $12,500,000; provided, that in the event that the Closing ARR is less than $12,500,000.00, then an amount equal to the product of (a) twenty-eight (28) multiplied by (b) the difference between the Closing ARR and $12,500,000.00, shall be deducted from the First Anniversary Payment Amount and provided further, that (w) the Applicable Unvested Equity Incentives Value, (x) the Brokerage Fee, (y) the [***] Referral Fees determined to be owed during the First Earnout Period and (z) the Transaction Bonuses shall each be deducted from the First Anniversary Payment Amount.
(ix)“First Earnout Period” shall mean the period from the Closing Date until the first (1st) anniversary of the Closing Date.
(x)Second Anniversary ARR” shall mean the revenue of the Company (determined in accordance with GAAP) for the month immediately prior to the to the end of the Second Earnout Period for all Second Anniversary Customers multiplied by twelve (12) (but limited to revenue associated with U.S.-based data from such Second Anniversary Customers), provided, that in no event shall the Second Anniversary ARR exceed 200% of the First Anniversary ARR; and provided, that if a Second Anniversary Customer has also purchased other products of Parent on a bundled basis, the revenue on such bundled products will be based on the list prices for such products unless any discounts thereto are approved in writing by the Key Employee. An exemplar of the calculation of "Second Anniversary ARR" is attached hereto as Exhibit I.
(xi)“Second Anniversary Customers” shall mean all parties under contract with the Company as of the end of the month immediately prior to the end of the First Earnout Period that were also customers for any portion of the Second Earnout Period.
(xii)“Second Anniversary Earnout Price Per Share” shall mean the Parent Common Stock VWAP over the twenty (20) consecutive trading day period ending on the trading day immediately prior to the last day of the Second Earnout Period.
(xiii)“Second Anniversary Payment Amount” shall mean an amount equal to the product of (a) fifteen (15) multiplied by (b) an amount equal to the Second Anniversary ARR, minus the First Anniversary ARR, with such product reduced by the amount of (x) the Brokerage Fee, (y) [***] Referral Fees determined to be owed during the Second Earnout Period and (z) the Transaction Bonuses.
(xiv)“Second Earnout Period” shall mean the period from the day after the first (1st) anniversary of the Closing Date until the second (2nd) anniversary of the Closing Date.
(b)Earnout Procedure.
(i)Within thirty (30) days after the end of each Earnout Period, Parent shall deliver to the Stockholder Representative a written statement (an “Earnout Statement”) setting forth its good faith calculations (with reasonable supporting detail) of (i) the aggregate amount of First Anniversary ARR or Second Anniversary ARR, as applicable, and (ii) based thereon, the resulting First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable. After the Stockholder Representative’s receipt of an Earnout Statement, the Stockholder Representative and its Representatives shall be provided reasonable access (on prior written notice and during business hours, in a manner that does not unreasonably interfere with Parent’s conduct of business) to the Chief Financial Officer of the Surviving Corporation as Stockholder Representative may reasonably request in connection with its review of such Earnout Statement, and be permitted to review Parent’s working papers and the working papers of Parent’s independent accountants, if any, relating to the preparation of the Earnout Statement and the calculation of the Earnout Payment Amount after (in connection with working papers relating to Parent’s independent accountants only) signing a customary confidentiality relating to such access to independent accountants’ working papers in form and substance reasonably acceptable to Parent’s independent accountants, as well as the relevant books and records of the Company, and Parent shall cause the Company and its Representatives
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to use commercially reasonable efforts to assist the Stockholder Representative and its Representatives in their reasonable review of the Earnout Statement.
(ii)If the Stockholder Representative objects to Parent’s determination of the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable (as reflected in an Earnout Statement), the Stockholder Representative shall notify Parent in writing of such objection within forty-five (45) days after receipt of the applicable Earnout Statement from Parent (an “Earnout Objection Notice”), which notice shall specify the calculations that are being disputed and describe in reasonable detail the basis for such disputes.
(iii)If the Stockholder Representative does not timely deliver an Earnout Objection Notice with respect to an Earnout Statement, then Parent’s determination of the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable (as set forth in such Earnout Statement) will be conclusive, final and binding in its entirety on all of the parties.
(iv)During the thirty (30) days immediately following the delivery of an Earnout Objection Notice (the “Earnout Resolution Period”), if any, the Stockholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Earnout Objection Notice. Any items agreed to by the Stockholder Representative and Parent in a written agreement executed and delivered by each of the Stockholder Representative and Parent, together with any items not disputed or objected to by the Stockholder Representative in the Earnout Objection Notice, are collectively referred to herein as the “Earnout Resolved Matters.” If at the end of the Earnout Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Earnout Objection Notice, the Stockholder Representative and Parent, or either of them, shall refer all matters in the Earnout Objection Notice other than the Earnout Resolved Matters (the “Earnout Unresolved Matters”) to the Independent Accountant. Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto, of the appropriate amount of each of the Earnout Unresolved Matters. With respect to each Earnout Unresolved Matter, such determination, if not in accordance with the position of either the Stockholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Stockholder Representative in the Earnout Objection Notice or Parent in the Earnout Statement with respect to such Earnout Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Earnout Statement or make any determination with respect to any matter other than the Earnout Unresolved Matters. During the review by the Independent Accountant, Parent and the Stockholder Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 1.15(b); provided, that the independent accountants of the Company or the Stockholder Representative shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the Company Sellers) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Stockholder Representative (on behalf of the Company Sellers). For the avoidance of doubt, the resolution mechanism set forth above is solely with respect to the mathematical calculation of the payment amount, and shall not in any way limit the rights of the parties to bring any claim with respect to compliance with the obligations of this Agreement.
(c)Earnout Payment Amounts.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)Promptly following the final determination of the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable (or portion thereof) in accordance with the provisions of Section 1.15(b) and within two (2) Business Days following receipt of an updated Allocation Schedule required pursuant to Section 1.15 1.15(c)(iv), Parent shall pay, or shall cause to be paid, (A) the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable (as finally determined in accordance with the provisions of this Section 1.15) in accordance with (i) the Allocation Schedule, as updated by the Stockholder Representative in accordance with Section 1.15(c)(iii) below and (ii) Section 1.15 1.15(c)(ii), (B) the Brokerage Fee as it relates to the First Anniversary Payment Amount or Second Anniversary Payment Amount, as applicable, and (C) the Transaction Bonuses.
(ii)Each aggregate Earnout Payment Amount shall be payable (A) in an amount of cash equal to at least thirty percent (30%) of such Earnout Payment Amount (after giving effect to the deduction of the Brokerage Fee and Transaction Bonuses to each recipient and (B) in Parent Common Stock to each recipient for the remainder of such Earnout Payment Amount at price per share of Parent Common Stock equal to the Applicable Earnout Price Per Share. For the avoidance of doubt, (a) Parent may, in its sole discretion, pay a greater percentage of the Earnout Payment Amount in cash, and (b) if any recipient of such amount is not permitted to receive Parent Common Stock because such recipient is not an Accredited Stockholder, then such recipient shall receive 100% of such payment in cash.
(iii)Each Brokerage Fee shall be paid by the Surviving Company in cash at the time of payment of each Earnout Payment Amount. The Transaction Bonuses shall be paid, subject to any required Tax withholding, in the same form and same proportion as the Earnout Payment Amount.
(iv)Prior to the payment of each Earnout Payment Amount, the Stockholder Representative shall update the Allocation Schedule to account for the allocation of the relevant Earnout Payment Amount, such that (A) former holders of Vested Options and Unaccredited Stockholders receive the Per Share First Anniversary Payment Amount and the Per Share Second Anniversary Payment Amount entirely in cash and (B) Accredited Stockholders and Warrantholders receive the Per Share First Anniversary Payment Amount and the Per Share Second Anniversary Payment Amount in a proportional mix of (x) the cash that is remaining after allocation pursuant to clause (A) and (y) Parent Common Stock.
(d)Earnout Operating Period. Attached as Schedule D hereto is an expense budget (the “Earnout Period Operating Expense Budget”) which shall govern certain expenditures of the business (as specified therein) of the Company during the period beginning on the Closing Date and ending upon the expiration of the Second Earnout Period (the “Earnout Operating Period”). During the Earnout Operating Period, prior to Parent taking or authorizing any action which would result in any reduction to the budgeted expenses set forth in the Earnout Period Expense Budget, Parent shall provide notice of such intended action or authorization to the Stockholder Representative and shall not undertake such change without the Stockholder Representative’s prior written consent. During the Earnout Operating Period, Parent agrees (x) to operate the Company in the Ordinary Course of Business, (y) not to seek to divert business away from the Company that would relate to the calculation of the Earnout Payment Amounts to other entities affiliated with Parent and (z) that it shall use commercially reasonable efforts not to take actions to frustrate the ability of the Company Sellers to receive Earnout Payment Amounts. In the event of a change in control of Parent during the Earnout Operating Period, Parent shall cause the acquiror to assume the obligations of Parent in this Section 1.15. Except to the extent set forth in this Section 1.15(d), Parent hereby disclaims any and all obligation to operate the business for the benefit of the Company Sellers.
(e)Parent Common Stock.
(i)Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued to in connection with the Earnout Payment Amounts and any such fractional share interests shall be rounded up to the nearest whole share of Parent Common Stock.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii)The Company Sellers acknowledge that the Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of the Securities Act, and that such Parent Common Stock will not be registered under the Securities Act and that such Parent Common Stock may only be transferred under Rule 144. At no time was any Company Stockholder solicited by means of general advertising or general solicitation in connection with this Agreement or the transactions contemplated by this Agreement.
(f)The parties hereto understand and agree that (i) the contingent rights to receive the Earnout Payment Amounts (or any portion thereof) shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of law relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent or the Company, (ii) the Company Sellers shall not have any rights as a securityholder of Parent or the Company as a result of the Company Sellers’ contingent right to receive the Earnout Payment Amounts hereunder, and (iii) no interest is payable with respect to any Earnout Payment Amounts unless awarded by a court upon a finding that Parent failed to pay such amounts when due. The parties hereto acknowledge and agree that neither the Earnout Payment Amounts nor any Company Seller’s right to receive any portion thereof is or shall be deemed to be a “security” as defined in the Securities Act of 1933, as amended, or other federal, state or local Laws.
(g)Notwithstanding any other provision in this Agreement to the contrary, Parent shall in no event issue any Parent Common Stock to the Company Sellers in connection with the transactions described herein to the extent that such issuance (i) in the aggregate constitutes, or is convertible into, Parent Common Stock that constitutes greater than 19.9% of the common stock or voting power of Parent outstanding as of the Agreement Date, (ii) would constitute a change of control under NASDAQ Stock Market Listing Rules, or (iii) would otherwise trigger a shareholder approval requirement under NASDAQ Stock Market Listing Rules.
(h)All payments to be made pursuant to this Section 1.15 shall be treated as an adjustment to the purchase price for applicable Tax Purposes, unless otherwise required by a change in Law or a Tax Authority in connection with an audit or other similar proceeding.
Article 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the disclosure schedule of the Company dated as of the Agreement Date and delivered to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) the Company represents and warrants as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to Parent and Merger Sub as follows:
2.1Organization of the Company.
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, operate, distribute and lease its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in a Material Adverse Effect to the Company. The Company is not in violation of any of the provisions of its Charter Documents.
(b)Section 2.1(b) of the Disclosure Schedule sets forth a correct and complete list of: (i) the names of the members of the board of directors and (ii) the names and titles of the officers of the Company, in each case as of the Agreement Date.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees, consultants, contractors or facilities or otherwise conducts its business as of the Agreement Date (specifying the existence of Employees, consultants, contractors or facilities in each such state or jurisdiction).
(d)The Company has made available correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), bylaws, as amended to date, and other governing documents, as amended to date, each in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The Board has not approved or proposed, nor has any Person proposed, any amendment to any of the current Charter Documents.
2.2Company Capital Structure.
(a)As of the Agreement Date, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, $0.00001 par value, of which 13,401,652 shares are issued and outstanding and 1,960,604 shares are reserved for issuance pursuant to outstanding Company Warrants and (ii) 19,642,116 shares of Company Preferred Stock, $0.00001 par value, (A) 7,006,076 shares of which are designated Company Series A Preferred Stock, of which 6,992,476 are issued and outstanding, and 13,600 shares are reserved for issuance pursuant to outstanding Company Warrants, and (B) 12,636,040 shares of which are designated Company Series B Preferred Stock and, of which 12,623,077 are issued and outstanding and 12,963 shares are reserved for issuance pursuant to outstanding Company Warrants. Each share of Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options under the Company Equity Plan and the Company Warrants that are, in each case, outstanding as of the Agreement Date. The Company holds no treasury shares. Section 2.2(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of the Company Stockholders and the number and type of such shares so owned by each such Company Stockholder. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, or any Contract to which the Company is a party or by which the Company or any of its assets is bound other than Liens created by the Charter Documents, the Amended and Restated Voting Agreement, the Stockholders Agreement and the Right of First Refusal and Co-Sale Agreement. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Law any shares of Company Capital Stock, any Company Securities or any other securities of the Company, whether currently outstanding or that may subsequently be issued other than as set forth in the Investors’ Rights Agreement. All issued and outstanding shares of Company Capital Stock and all Company Options were issued in compliance with Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound other than as set forth in the Right of First Refusal and Co-Sale Agreement. No shares of Company Capital Stock are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, except for the shares of Company Common Stock set forth on Section 2.2(b) (such shares set forth, or required to be set forth, on Schedule 2.2(b), the “Restricted Shares”).
(b)As of the Agreement Date, the Company has reserved 5,309,746 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plan, of which 1,315,672 shares are subject to outstanding and unexercised Company Options, and 3,994,074 shares remain available for issuance thereunder. Section 2.2(b) of the Disclosure Schedule sets forth, as of the Agreement Date, a correct and complete list of all Company Optionholders, and each Company Option, including the number of shares of Company Capital Stock subject to each Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax Law), the term of each Company Option, the plan from which such Company Option was
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

granted (if any), whether such option is subject to Section 409A of the Code, whether such Company Option was granted with an “early exercise” right in favor of the holder, and the country and state of residence of such Company Optionholder. All Company Options listed on Section 2.2(b) of the Disclosure Schedule that are denoted as incentive stock options under Section 422 of the Code so qualify. Section 2.2(b)-2 of the Disclosure Schedule indicates, as of the Agreement Date, which Company Optionholders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons).
(c)With respect to the Company Options, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective by all necessary corporate action, (ii) each award of Company Options has been made using the standard form award agreement under the Company Equity Plan, a correct and complete copy of which has been made available to Parent, (iii) no Company Options differ in any material respect from such form agreement (other than any vesting acceleration provisions contained therein, as indicated in Section 2.2(c) of the Disclosure Schedule),and (iv) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreement in any case from the form made available to Parent. No shares of Company Capital Stock are subject to vesting as of the Agreement Date and no Company Options are “early exercisable” as of the Agreement Date. The Company has no outstanding commitments to grant Company Options or other awards. The treatment of Company Options under Section 1.7 hereof is permitted under the Company Equity Plan, applicable Laws, and the underlying individual agreements for such equity awards. Except as set forth on Section 2.2(b) of the Disclosure Schedule, no Company Option that was granted so as to qualify as an incentive stock option as defined in Section 422 of the Code was early exercised by the holder of such Company Option.
(d)As of the Agreement Date, there are no authorized, issued or outstanding Company Securities of the Company other than shares of Company Capital Stock set forth on Section 2.2(a) of the Disclosure Schedule, Company Options set forth on Section 2.2(b) of the Disclosure Schedule and the Company Warrants. Other than pursuant to the Company Warrants or as set forth on Section 2.2(a), Section 2.2(b) and Section 2.2(c) of the Disclosure Schedule, as of the Agreement Date, no Person holds any Company Securities, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or an Company Security Holder is a party or by which it or its assets is bound, (i) obligating the Company or such Company Security Holder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities or other rights to purchase or otherwise acquire any Company Securities, whether vested or unvested, or (ii) obligating the Company to grant, extend, accelerate the vesting or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, call, right or Contract.
(e)Except as set forth on Section 2.2(e) of the Disclosure Schedule, there is no Indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company Security Holder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
(f)There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company, on one hand, and any Company Security Holder, on the other hand, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service and (ii) to the Knowledge of the Company, between or among any of the Company Security Holders. Except as set forth on Section 2.2(b) of the Disclosure Schedule, neither the Company Equity Plan nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options or the acceleration of any other benefits thereunder, in each case in connection with the transactions contemplated by this Agreement or upon termination of employment or service with the Company or Parent, or any other event, whether before, upon or following the Effective Time or otherwise.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.3No Subsidiaries; Ownership Interests. The Company has no, and since the date of its incorporation has never had, any Subsidiary, nor does the Company control, directly or indirectly, or have any direct or indirect equity participation in any other Person. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.
2.4Authority and Enforceability.
(a)The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and other than the Company Stockholder Approval, no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The Company Stockholder Approval is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary to adopt this Agreement and each of the Related Agreements and approve the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Company is a party have been, or, as of the Effective Time shall be, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (A) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (B) general principles of equity. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (x) declared that this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Merger, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (y) approved this Agreement in accordance with the provisions of the DGCL and (z) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger (collectively, the “Company Board Resolutions”). Other than the Company Stockholder Approval, no other votes, approvals or consents on the part of the Company or any of the Company Security Holders are necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.
(b)The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby shall not, (i) result in the creation of any Lien on any of the material assets of the Company or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) assuming the receipt of the Company Stockholder Approval, any provision of the Charter Documents, (B) any Law or any judgement, Order or decree to which the Company is subject, or (C) any Contract except, where the conflict, violation, default, right, termination, cancellation, or failure to obtain consent or provide notice, would not, individually or in the aggregate, have a Material Adverse Effect.
(c)No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, (ii) the expiration or early termination of the applicable waiting period under the HSR Act and the expiration or termination of waiting periods or the receipt of approvals or consents required under other antitrust Laws, and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or to consummate the transactions contemplated by this Agreement in accordance with this Agreement and applicable Law.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)The Company, the Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the Charter Documents shall not be applicable to any of Parent, the Company or the Surviving Corporation or to the execution, delivery or performance of the transactions contemplated by this Agreement, including the consummation of the Merger or any of the other transactions contemplated by this Agreement.
2.5No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, shall not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under any provision of the Charter Documents, any Material Contract, or any Law applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all notices, consents, waivers and approvals of parties to any Material Contracts with the Company that are required thereunder in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the Closing so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Closing. Immediately following the Closing, the Company shall continue to be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.
2.6Governmental Authorization. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws (b) the filing of the Certificate of Merger as provided in Section 1.2 hereof and (c) such filings and notifications as may be required to be made by the Company in connection with the Merger under applicable antitrust Laws, the expiration or early termination of applicable waiting periods under the HSR Act and the expiration or termination of waiting periods or the receipt of approvals or consents required under other applicable antitrust Laws.
2.7Company Financial Statements; No Undisclosed Liabilities.
(a)The Company has delivered to Parent correct and complete copies of its unaudited financial statements for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 (including balance sheets, statements of income and statements of cash flows) and its unaudited financial statements (including, in each case, balance sheets, statements of income and statements of cash flows) as at February 28, 2021 and the two (2) months then ended (collectively, the “Financials”) which are included as Section 2.7(a) of the Disclosure Schedules. The Financials (i) were prepared in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject to the absence of footnotes and, in the case of interim financial statements, normal recurring year-end adjustments, none of which individually or in the aggregate are or shall be material to the Company), and (iv) were prepared in accordance with GAAP ((except for normal year-end adjustments and lack footnotes), applied on a consistent basis throughout the periods indicated and consistent with each other.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)The Company has no Liabilities of any nature other than (i) those set forth on or provided for in the Financials, including the balance sheet (the “Current Balance Sheet”) included in the Financials as of February 28, 2021 (the “Balance Sheet Date”), (ii) those incurred in the conduct of the Company’s business since the Balance Sheet Date in the Ordinary Course of Business that do not result from any breach of Contract, warranty, infringement, tort or violation of Law, (iii) those incurred by the Company in connection with the execution of this Agreement, and (iv) those arising under Material Contracts in accordance with their terms (other than the payment of liquidated damages or arising as a result of a default or breach thereof) and (v) Liabilities that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect to the Company. Except for Liabilities reflected in the Financials, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. The Company has never guaranteed any debt or other obligation of any other Person.
(c)Section 2.7(c) of the Disclosure Schedule sets forth a correct and complete list of all Indebtedness of the Company, including, for each such item of Indebtedness, the agreement governing the Indebtedness, any assets securing such Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Indebtedness at the Closing.
(d)The Company has established and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, nor to the Knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. There has been no material change in the Company accounting policies since January 1, 2018, except as described in the Financials.
2.8No Changes. Since the Balance Sheet Date: (a) the Company has conducted its business only in the Ordinary Course of Business; (b) there has not occurred a Material Adverse Effect with respect to the Company; and (c) the Company has not taken any action that, if taken after the Agreement Date, would constitute a breach of, or require the consent of, Parent under Section 5.1 or Section 5.2.
2.9Tax Matters.
(a)General Tax Matters.
(i)The Company has (A) prepared and timely filed (taking into account any available extensions) all income and other material Tax Returns, and such Tax Returns are true and correct in all material respects and (B) timely paid all income and other material Taxes required to be paid by the Company (whether or not shown on a Tax Return). The Company is not the beneficiary of any extension of time within which to file any Tax Return.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii)The Company has paid or withheld or collected with respect to its Employees, stockholders and other third parties, all material Taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, and Federal Unemployment Tax Act amounts required to be paid or withheld or collected, has timely paid over any such Taxes to the appropriate Governmental Entity in accordance with applicable Law, and has filed material Tax Returns to the extent required to be filed by the Company with respect thereto.
(iii)There is no Tax deficiency outstanding, assessed or proposed in writing by any Tax Authority against the Company which has not been paid or otherwise resolved. The Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax beyond the date hereof.
(iv)No audit or other examination by any Tax Authority of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing by any Tax Authority of any request for such an audit or other examination. Within the past three (3) years, no written claim has ever been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be required to file Tax Returns or subject to Tax in that jurisdiction. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority. The Company is not a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to income or other Taxes.
(v)As of the Balance Sheet Date, the Company has no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet in accordance with GAAP, and the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business (or recognized any extraordinary gain) since the Balance Sheet Date.
(vi)The Company has delivered to Parent correct and complete copies of all income, sales and use, value added, and other material Tax Returns filed by the Company for all taxable periods remaining open under the applicable statute of limitations, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company. Section 2.9(a)(vi) of the Disclosure Schedule sets forth each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, the type of Tax Return and the type of Tax required to be paid. No power of attorney with respect to Taxes has been granted with respect to the Company that remains in effect.
(vii)There are no Liens on the assets of the Company for Taxes, other than Permitted Liens.
(viii)The Company has not been, during the applicable period provided in Section 897(c) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
(ix)The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code within the past two years.
(x)The Company has not participated in any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations promulgated thereunder, engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP or participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax Law.
(xi)Neither the Company, nor any predecessor of the Company has (A) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than any group with respect to which the Company was the parent), (B) ever been a party to any Tax sharing, indemnification, reimbursement or allocation Contract (other than any Commercial Tax
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Agreement), nor does the Company owe any amount under any such Contract (other than any Commercial Tax Agreement), (C) any potential liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of Law, or by Contract (other than any Commercial Tax Agreement), or (D) ever been a party to any joint venture, partnership, or other Contract that is treated as a partnership for U.S. federal or applicable state, local or non-U.S. income Tax purposes.
(xii)The Company (and Parent as a result of its acquisition of the Company) will not be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof beginning after the Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting, use of an improper method of accounting, or otherwise for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into on or prior to the Closing Date, (C) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) with respect to a transaction occurring before the Closing, (D) any installment sale or open transaction disposition made on or prior to the Closing Date, (E) any deferred revenue or prepaid amount received on or prior to the Closing Date (other than any deferred revenue or prepaid amounts received in the Ordinary Course of Business), or (F) forgiveness of the PPP Loan.
(xiii)The Company uses the accrual method of accounting for income Tax purposes.
(xiv)The Company is, and has been since inception, a domestic C corporation for U.S. federal income Tax purposes.
(xv)The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other fixed place of business in such other country.
(xvi)The Company is currently in compliance with the requirements for all Tax holidays and similar Tax benefits and has been in compliance since such holiday or benefit was originally claimed by the Company. To the Knowledge of the Company, no Tax holiday or similar Tax benefit of the Company will terminate or be subject to recapture or clawback by reason of the consummation of the transactions contemplated by this Agreement.
(xvii)The Company has not ever (i) participated in an international boycott as defined in Section 999 of the Code, (ii) been subject to any accumulated earnings Tax or personal holding company Tax, (iii) had branch operations in any foreign country, (iv) been party to a gain recognition agreement under Section 367 of the Code, or (v) incurred a dual consolidated loss within the meaning of Section 1503 of the Code. The Company has not transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No Tax ruling, clearance or consent has been issued to the Company, and the Company has not applied for any Tax ruling, clearance or consent. To the extent required by applicable Law, the Company has timely filed all reports and have created and/or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any non-U.S. Tax Law).
(xviii)Other than items or amounts that will be timely remitted prior to the Closing to the appropriate Tax Authority in the Ordinary Course of Business and in accordance with applicable Law, there is no material property or obligation of the Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that are, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar applicable Laws.
(xix)The Company has collected, remitted and reported to the appropriate Tax Authority all material sales, use, value added, excise and similar Taxes required to be so collected, remitted or
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

reported pursuant to all applicable Tax Laws. The Company has complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).
(xx)There are no shares of Company Capital Stock that were issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code. The Company has delivered or made available to Parent correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any share of Company Capital Stock that was initially subject to a vesting arrangement issued by the Company to any of its employees, non-employee directors, consultants or other service providers.
(xxi)The Company has (A) to the extent applicable, properly complied with all requirements of applicable Tax Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, (C) not deferred any payroll Tax obligation pursuant to any Payroll Tax Executive Order, and (D) other than the PPP Loan, not sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. The amount of any Deferred Payroll Taxes, the due dates for the payment of such Taxes, and the amount of any Tax Credits under the CARES Act, the FFCRA or any similar applicable federal, state or local Law that are available to reduce the amount of such Deferred Payroll Taxes are set forth on Schedule 2.9(a)(xxi) of the Disclosure Schedule.
2.10Restrictions on Business Activities. Other than ordinary course non-disclosure agreements, there is no Contract (non-competition or otherwise), commitment or Order to which the Company is a party or which is otherwise binding upon the Company (or any of its assets) which has or may reasonably be expected to have the effect of (a) prohibiting or materially impairing (i) any business practice of the Company, (ii) any acquisition of property (tangible or intangible) by the Company, or (iii) the conduct of business by the Company, or (b) otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, delivering or otherwise distributing or commercializing any Company Owned IP or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
2.11Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.
(a)The Company does not own any real property.
(b)Section 2.11(b) of the Disclosure Schedule sets forth a list, as of the Agreement Date, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) which would be material to the operation of the business of the Company, and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)The Company has good title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Current Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.
(d)The assets and properties owned, leased and licensed by the Company constitute all of the assets and properties (other than Intellectual Property Rights which are covered by Section 2.12), that are necessary for the Company to conduct, operate and continue the conduct of the Company’s business and to sell and otherwise enjoy full rights to exploitation of its assets and properties.
(e)All material machinery, equipment, and other tangible assets of the Company (other than real property) currently being used in the conduct of the business of the Company have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear), are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put. No maintenance of such assets has been materially deferred by the Company.
2.12Intellectual Property.
(a)Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(i)“Company Data” shall mean any and all information (a) collected by the Company which either (i) identifies a customer or its employees, contractors, visitors, consumers, or users, (ii) is unique to such customer or its employees, contractors, visitors, consumers, or users (whether or not Personal Information) or (iii) could provide insight into such employees, contractors, users’ or visitors’ behavior if analyzed, aggregated or otherwise examined or (b) collected, accessed, held, used, stored, adapted, displayed, distributed or otherwise processed by the Company for or on behalf of a customer, employee, contractor, consumers, or user.
(ii)“Company IP” shall mean any and all Intellectual Property Rights and Technology owned, purported to be owned, used or held for use by the Company.
(iii)“Company Owned IP” shall mean any and all Intellectual Property Rights and Technology that are owned or purported to be owned by the Company.
(iv)“Company Products” shall mean all products and services that have been, during the three (3) years prior to the Agreement Date, or are, as of the Agreement Date, commercially provided, made available, marketed, distributed, offered online, offered for sale, sold, leased, loaned, or licensed by or on behalf of the Company (including through resellers and other channel partners), and any product or service currently under development by or on behalf of the Company.
(v)“Company Products Data” means (i) all data and content uploaded or otherwise provided by or for customers or users (or any of their respective customers or users) of the Company to, or stored by or for customers or users (or any of their respective customers or users) of the Company on the Company Products; (ii) all data and content (including any voice, video, email, text messaging, or other communications) created, compiled, inferred, derived, transmitted, intercepted, or otherwise collected or obtained by or for the Company Products or by or for the Company in connection with its provision of the Company Products; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(vi)“Company Software” means any and all Software that is owned or purported to be owned by the Company.
(vii)“Company Source Code” shall mean any and all Software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any Software source code or database specifications or designs, of any Company Software.
(viii)“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code, Software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (ii) damaging or destroying any data or file without the user’s consent.
(ix)“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology and intellectual property in any jurisdiction, including: (i) works of authorship, including without limitation rights granted under the Copyright Act; (ii) Software or databases; (iii) inventions, including rights granted under the Patent Act (“Patent Rights”); (iv) trademarks, service marks, trade dress and other indicia of source, including rights granted under the Lanham Act; (v) proprietary information and trade secrets, including without limitation rights described under the Uniform Trade Secrets Act; (vi) rights of attribution and integrity and other moral rights of an author; (vii) a person’s name, voice, signature, photograph, or likeness, including without limitation rights of personality, publicity or similar rights; and (viii) domain names.
(x)“Open Source Material” shall mean any Software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the Software industry), including Software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).
(xi)“Personal Information” shall mean (i) data in the possession, care, custody or control of the Company (or a third party on or on behalf of the Company), which relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address, identification number, location data, an online identifier, bank account number, credit card number, one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or any other data which may be used to identify an individual and (ii) any other information which is classified as “personal data,” “personal information,” “personally identifiable information” (or similar term) under the Security Policies, Privacy Statement, or applicable Laws, including the Privacy and Security Laws, including without limitation any such information that has not been anonymized, de-identified or aggregated in a manner as required under such Privacy and Security laws.
(xii)“Privacy and Security Laws” means any applicable Laws regarding the Processing of Personal Information, or the privacy, security, confidentiality, integrity or availability of Personal Information or other tracking of online consumer behaviors including federal, state or foreign Laws regarding: (a) data privacy and information security, (b) data breach notification (as applicable), (c) unfair or deceptive practices, (d) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data, (e) communications via email, telephone, or text message, (f) online behavioral advertising, and (g) data brokers. “Privacy and Security Laws” include, to the extent applicable, the Health Insurance Portability and Accountability Act (HIPAA) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and its associated privacy and security rules, data breach notification Laws, social security number protection laws, the General Data Protection Regulation (GDPR), Telephone Consumer Protection Act (TCPA), Payment Card Industry Data Security Standards and programs (PCI-DSS), the Federal Trade Commission Act, Canada’s Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act (GLBA), the
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Fair Credit Reporting Act (FCRA), the Fair and Accurate Credit Transactions Act (FACTA), the California Consumer Privacy Act of 2018 (CCPA), and federal, state and foreign laws that regulate consumer protection.
(xiii)“Privacy Statement” has the meaning set forth in Section 2.12(r)(ii).
(xiv)“Process or Processing” shall mean any collection, use, disclosure retention, storage, disposal, transfer, security, protection, or other processing of data.
(xv)“Registered IP” shall mean domain names and all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including without limitation, all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patents.
(xvi)“Software” shall mean any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature. The term “Software” shall include, without limitation, all versions of any and all such software or computer programs (including software programs, objects, modules, routines, algorithms and code), all screen displays and designs thereof, all programming scripts, all files and documents written in a mark-up language, and all descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing.
(xvii)“Security Incident” has the meaning set forth in Section 2.12(t)(ii).
(xviii)“Sensitive Company Information” shall mean confidential, proprietary or sensitive information of the Company or of a third party, which is in the care, custody, or control of the Company or a third party for or on behalf of the Company and Personal Information.
(xix)“Security Policies” has the meaning set forth in Section 2.12(t)(i).
(xx)“Shrink-Wrap Software” means any generally commercially available Software in executable code or hosted form that is available for a total replacement cost of not more than U.S. $100,000 and that is not required for any Company Product to successfully operate in accordance with its documentation (but excluding commercially-available, third-party software to which the Company Products connect via application programming interfaces or other integrations).
(xxi)“Systems” has the meaning set forth in Section 2.12(s).
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(xxii)“Technology” shall mean all forms of technology and content, including any or all of the following: (i) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs or Software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites, and sound recordings; (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items; (iii) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (iv) databases, data compilations and collections and technical data; and (v) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
(b)Products and Services. Section 2.12(b) of the Disclosure Schedule accurately identifies each Company Product that is a software platform or application made commercially available by or on behalf of the Company in the three (3) years prior to the Agreement Date. There are, and for the past three (3) years have been, no material defects, technical concerns or problems in any of the Company Products that have prevented the same from performing substantially in accordance with their user specifications or functionality descriptions or the Company’s warranties or contractual obligations.
(c)Registered IP. Section 2.12(c)(1) of the Disclosure Schedule lists, as of the Agreement Date: (i) each item of Registered IP which is owned, filed in the name of, or purported to be owned by the Company or subject to a valid obligation of assignment to the Company (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) the filing date, and issuance/registration/grant date; and (iv) the owner(s) thereof. Section 2.12(c)(2) of the Disclosure Schedule lists, as of the Agreement Date: any Legal Proceedings before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Company is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP, other than office actions in the ordinary course. All necessary filing, registration, maintenance and renewal fees in connection with the Company Registered IP that are or will be due for payment on or before the Closing Date have been or shall be timely paid and all necessary documents and certificates in connection with the Company Registered IP that are or will be due for filing on or before the Closing Date have been or shall be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP, except in each case to the extent the Company has determined in its reasonable business judgment not to maintain any Company Registered IP. The Company has recorded each assignment of Company Registered IP with each relevant Government Entity in accordance with applicable Laws.
(d)Title, Validity and Enforceability. The Company exclusively owns all right, title, and interest to and in the Company Owned IP free and clear of all Liens (other than Permitted Liens). All Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable (except with respect to applications, which are subsisting).
(e)Sufficiency. The Company either exclusively owns or has the valid right to use all Intellectual Property Rights and Technology used in or necessary for the operation of its business.
(f)Contracts.
(i)Section 2.12(f)(i) of the Disclosure Schedule lists, as of the Agreement Date, all licenses or Contracts pursuant to which the Company is licensed or subscribed to use any Intellectual Property Right or Technology (collectively “Inbound Licenses”), other than (A) non-exclusive Software licenses or software-as-a-service agreements with respect to Shrink-Wrap Software and Open Source Materials and (B) agreements where any such license is incidental to the primary purpose of the Contract.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii)Section 2.12(f)(ii) of the Disclosure Schedule lists, as of the Agreement Date, each license or Contract pursuant to which the Company has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned IP (collectively, “Outbound Licenses”), other than nonexclusive licenses to provide the Company Products to the Company’s customers and non-exclusive licenses to resellers, distributors and suppliers, in each case entered into the Ordinary Course of Business.
(g)Company Owned IP. The Company has the exclusive right to bring infringement actions with respect to the Company Owned IP. The Company has not (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights or Technology that are or, at the time of such transfer or exclusive license were, material to the Company; or (B) permitted Intellectual Property Rights that are or, were at the time, material to the Company to enter into the public domain, other than expiration of any registration or issuance of Company Registered IP at the end of its statutory term.
(h)Development of Company Owned IP. The Company has not jointly developed any Company Owned IP with any other Person with respect to which such other Person has retained any rights in such Company Owned IP. Without limiting the generality of the foregoing:
(i)Each Person who is or was an employee, consultant or contractor of the Company and that was involved in the development of any Technology or Intellectual Property Rights for or on behalf of the Company has signed a valid, enforceable agreement (A) containing an assignment to the Company of such Person’s rights, title and interest in and to the resulting Technology and Intellectual Property Rights, and (B) which also contains customary confidentiality and nondisclosure provisions protecting the rights of the Company in trade secrets and other Company proprietary information (such valid, enforceable agreements “Personnel Agreements”). The Company and, to the Knowledge of the Company, all other parties thereto are in compliance in all material respects with the provisions of the Personnel Agreements.
(ii)No current or former member, manager, officer, director, consultant, contractor or employee of the Company: (A) has made any claim of ownership with respect to any Company Owned IP, or (B) has any claim or right (whether or not currently exercisable), or interest to or in, any Company Owned IP.
(iii)No current or former employee of the Company is: (A) bound by or otherwise subject to any Contract with a third Person restricting such employee from performing (or in the case of former employees, having performed) such employee’s duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights, competition, solicitation, confidentiality or nondisclosure due to his/her activities as an employee or contractor of the Company.
(iv)No funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used directly to develop or create, in whole or in part, any Technology or Intellectual Property Right for or on behalf of the Company. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Owned IP (i) has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company, or (ii) was or is operating under any grants from any governmental entity or agency or private source or subject to any employment agreement in any invention assignment or non-disclosure agreement or other obligations with any third party that could adversely affect the Company’s rights in any Company Owned IP.
(i)Standards Bodies. The Company is not, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company to grant or offer to any other Person any license or right to any Company Owned IP. The Company is not a party to any Contract with a standards body or any similar organization involving the license to the Company of “standards essential” Technology or Intellectual Property Rights, and the Company has no reasonable basis to believe that in the absence of such Contract, it has any Liability therefor.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(j)Protection of Trade Secrets. The Company has taken commercially reasonable steps and precautions to maintain the confidentiality of, and otherwise protect and enforce its rights in, all material proprietary and confidential information that the Company holds, or purports to hold, as a trade secret or maintains, or purports to maintain, as confidential.
(k)Royalty Obligations. Section 2.12(k) of the Disclosure Schedule lists each Contract pursuant to which any royalties or revenue share payments will be required to be paid by the Company to any third party for the development, sale, or distribution of any Company Product.
(l)Enforcement. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. Neither the Company nor any representative of the Company has sent any written notice to any Person regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP.
(m)Non-Infringement. The operation of the business of the Company, including the design, development, distribution, use, import, branding, advertising, promotion, marketing, sale, provision, and licensing out of any Company Product, has not in the six (6) years prior to the date hereof infringed, violated or misappropriated, and does not infringe, violate or misappropriate, any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the Laws of any jurisdiction. Without limiting the generality of the foregoing:
(i)No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Intellectual Property Rights is pending or, to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Legal Proceeding.
(ii)The Company has not received any notice or other written communications relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Rights of another Person in a manner that reasonably implies infringement or violation in the absence of a license thereto.
(n)Company Software. No Company Software or Company Product contains any bug, vulnerability, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that: (i) materially and adversely affects the use, functionality or performance of such Company Product or Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Product or Company Software; or (ii) causes or would cause the Company to fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product or Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Product or Company Software. No Company Product or Company Software contains any Contaminants other than features added for lawful security purposes or license monitoring or compliance purposes. The Company has implemented and maintains reasonable measures designed to prevent the introduction of Contaminants into the Company Products and Company Software, including firewall protections, regular virus scans, and measures for taking and storing back-up copies of Company Software.
(o)Development Obligations. The Company has no unfulfilled obligation under any Contract to develop any Technology for any third party (excluding configurations to existing Company Products and Company Software and maintenance and support obligations for the same in the Ordinary Course of Business).
(p)Company Source Code. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee or third-party contractor of the Company engaged to provide services to the Company relating to Company Source Code and subject to commercially reasonable confidentiality obligations with respect thereto. The Company has no
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code to any other Person who is not an employee or third-party contractor of the Company engaged to provide services to the Company relating to Company Source Code and subject to industry standard confidentiality obligations with respect thereto.
(q)Open Source.
(i)Section 2.12(q)(i) of the Disclosure Schedule lists, as of the Agreement Date: (A) each item of Open Source Materials used in or by any Company Product by the Company; (B) the corresponding Open Source License (by name and version number) pursuant to which the Company received such Open Source Materials; and (C) whether the Open Source Materials have been distributed by the Company.
(ii)The Company has not used, modified, distributed, or otherwise undertaken any act or committed any omission with respect to any Open Source Materials that could result in any claim that any Company Software, in whole or in part, is (A) required to be made available to any third party in source code form; (B) required to be licensed to any third party for the purpose of modification or redistribution; (C) required to be licensed to any third party at no charge; or (D) required to be made subject to the terms and conditions of any Open Source License. No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Materials that are licensed under any terms that impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product. The Company is in compliance with the terms and conditions of, and has strictly complied with the obligations set forth in, the Open Source Licenses under which they have received any Open Source Materials, including all obligations regarding attribution notices, copyright statements, disclaimers, license terms, source code availability, and marking requirements.
(r)Privacy.
(i)Disclosure of Privacy Statements. The Company has, at all times where required by applicable Privacy and Security Laws, posted Privacy Statements on the Company’s websites, mobile applications, or where otherwise required under applicable Privacy and Security Laws.
(ii)Compliance with Privacy Statements. The Company has provided legally adequate notice of its privacy practices in its Privacy Statements, and the Company’s privacy and security practices conform, and at all times have conformed in all material respects to all of the Privacy Statements. A “Privacy Statement” means, collectively, any and all of the Company’s public or externally-facing statements and internal or externally-facing policies, including those published on the Company’s websites or otherwise used in connection with any Company Product or made available by the Company to its customers or the general public regarding the Processing of Sensitive Company Information or otherwise pertaining to the privacy of any individual. No disclosure made or contained in any of Company’s Privacy Statements is, or has, been inaccurate, misleading, deceptive or in violation of the Privacy and Security Laws (including by containing any material omission).
(iii)Contractual Obligations. The Company has contractually obligated all third parties with authorized access to Sensitive Company Information to comply with the same restrictions and conditions that apply to the Company with respect to such Sensitive Company Information and to handle Sensitive Company Information in a manner sufficient to meet the Company’s obligations under Privacy and Security Laws and the Company’s other contractual obligations, including any confidentiality obligations. The Company has no Knowledge that any third parties with access to Sensitive Company Information have failed to comply with such contractual obligations. The Company has never been and is not in breach of any contractual obligation relating to the privacy, security, or Processing of Sensitive Company Information in any material respect. The Company has complied with any agreement, permit, license, government filing or other obligation regarding the Processing of Sensitive Company Information. The consummation of the transactions contemplated by this Agreement will not cause any such permit or license to be invalidated or be required under applicable Data Protection Laws to be
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

amended. The Parent shall not be required to obtain any additional consents or permissions for the Processing of Sensitive Company Information in the same manner conducted any time prior to the Closing.
(iv)Compliance with Privacy and Security Laws. The Company has at all times: (1) complied with (A) all applicable Privacy and Security Laws, (B) all of the Company’s policies regarding privacy and data security, including all Privacy Statements and similar disclosures published on the Company’s websites or otherwise communicated to third parties and (C) requirements of self-regulatory organizations to which the Company is bound or that the Company holds itself out to the public as being in compliance with (including, to the extent applicable, the Payment Card Industry Data Security Standards), (2) given all notices and obtained all consents and permissions as are required by law for the Processing of Sensitive Company Information by or on behalf of the Company, and (3) implemented and maintained commercially reasonable measures designed to provide reasonable assurance that the Company complies with such Privacy and Security Laws and that the Company will not acquire, fail to secure, or Process such Personal Information, Company Products Data or Company Data in a manner that (A) violates such Privacy and Security Laws, (B) is inconsistent with any notice to or consent from the provider of Personal Information or Company Data, (C) violates any policy adopted by the Company, (D) breaches any requirement of or contractual commitment made by the Company that is applicable to such Personal Information or Company Data, or (E) violates any Privacy Statement. The Company has no knowledge or reason to know that any of its suppliers or service providers in their provision of services to the Company, or that the Company Software when used for its intended purpose, has failed to comply with any applicable Law, including applicable Privacy and Security Laws.
(v)Audits, Claims, Complaints. The Company has not received any, and, to the Knowledge of the Company, there are no audits, inquiries, requests for investigation or subpoenas, claims, notices or complaints, whether written or oral, regarding the Company’s privacy, data protection, or information security practices or the Processing of any Sensitive Company Information (including, without limitation, from any Governmental Entity). The Company has not received, and the Company has no Knowledge of, any circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity or any other Person) that has given rise to or would reasonably be expected to give rise to, any notice, court order, warrant, regulatory opinion, audit result, or allegation, from a Governmental Entity, tribunal or court in any jurisdiction or any other Person: (A) alleging or confirming non-compliance with any applicable Privacy and Security Law or Privacy Statement; (B) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block, or delete any Personal Information, or to decommission or materially alter the exploitation or operation of the Company’s operations, in whole or in part; (C) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (D) permitting or mandating any Governmental Entity to investigate, requisition information from, or enter the premises of, the Company. To the Company’s Knowledge, the Company is not under investigation by any Governmental Entity for a violation of any Privacy and Security Laws. The Company has not acted or failed to act in a manner that would trigger a notification or reporting requirement to any Person or Governmental Entity under any Privacy and Security Laws related to the Processing of Sensitive Company Information.
(vi)Disputes. The Company has not been involved in a dispute in respect of any actual or alleged violation of applicable Privacy and Security Laws or Privacy Statement. The Company has not received, and the Company has no Knowledge of any circumstance that would reasonably be expected to give rise to, any notice from a data subject or another Person claiming a right to compensation against the Company under an applicable Privacy and Security Law.
(vii)Effects of Execution of Agreement. Neither the execution, delivery, nor performance of this Agreement nor the consummation of transactions contemplated hereby, including the transfer or Processing of any Personal Information to Parent will cause, constitute, or result in a breach or violation of any Privacy Statement, any contractual obligation of the Company governing the privacy or security of Personal Information, or any Privacy and Security Laws.
(viii)Training. All of the Company’s employees and contractors who have access to Sensitive Company Information, including Personal Information that is subject to Privacy and Security Laws, have
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

received appropriate training with respect to compliance with such Privacy and Security Laws and obligations under Privacy Statements or the Company’s material contractual obligations relating to privacy, cybersecurity, data protection, Company Data, or Personal Information.
(ix)Anonymized, De-Identified or Aggregated Data. With respect to any information Processed by or on behalf of the Company that is described in Privacy Statements as, or required by Company policies or its legal or contractual obligations to be, anonymized, de-identified or aggregated, such information has been anonymized, de-identified or aggregated (a) in compliance with such policies and obligations and any relevant standards, methods or requirements of Privacy and Security Laws relating to anonymization, de-identification or aggregation and (b) such that it is not reasonably identifiable with a natural person or household and otherwise does not constitute Personal Information.
(s)Systems. The computer, information technology and data processing systems, facilities and services owned, used, licensed or leased by or on behalf of the Company, including the Company Products and all Software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of the Company (collectively, “Systems”), are reasonably sufficient for the operation of the business of the Company, including as to capacity, scalability and ability to process current peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company as currently conducted. The Company has not experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any System. The Company has implemented and routinely tested commercially standard business continuity and disaster recovery plans relating to its Systems.
(t)Security Measures.
(i)Compliance with Security Policies. The Company has implemented and maintained reasonable written information security policies and programs that govern the Processing, security, confidentiality, integrity and availability of Sensitive Company Information and Systems (collectively, “Security Policies”). The Company has at all times complied with such Security Policies. The Security Policies and the implementations of such policies: (A) identify internal and external risks to the security of the Systems and Sensitive Company Information; (B) implement reasonable administrative, electronic and physical safeguards to control those risks and safeguard the security, confidentiality, integrity, and availability of Systems and Sensitive Company Information; (C) protect against unauthorized access to the Systems and Sensitive Company Information (including on the systems of third parties with access to such Systems or Sensitive Company Information); (D) maintain notification procedures in compliance with applicable Laws, including Privacy and Security Laws, in the case of any breach of security compromising Sensitive Company Information; (E) prohibit any unauthorized access to any non-Company system; and (F) complies with all applicable Privacy and Security Laws, the Privacy Statements, and the Company’s material contractual obligations relating to privacy, cybersecurity, data protection, or Sensitive Company Information.
(ii)Security Incidents. The Company has not experienced any actual or reasonably suspected breach of security, unlawful, unauthorized or accidental loss, destruction, modification, acquisition, unavailability, or Processing of, or access to, Systems or Sensitive Company Information (a “Security Incident”). No actual or reasonably suspected security vulnerabilities exist in the Company Products which present a material risk of a Security Incident. No circumstance has arisen in which applicable Privacy and Security Laws would require the Company to notify a Governmental Entity, the media, any of its employees, customers or any other Person of a Security Incident.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(iii)Implementation of Security Measures and Written Program. The Company has at all times implemented, maintained, and monitored reasonable and appropriate plans, policies, safeguards, and measures (including with respect to technical, administrative, and physical security) to preserve and protect the confidentiality, availability, security, and integrity of all Systems, all Company Data, Confidential Information, and other data and information used, collected, handled, transmitted, stored, or otherwise processed by or for the Company. Such plans, policies, safeguards, and measures have complied at all times with Privacy and Security Laws and agreements with third parties, and have (A) included steps to protect the Systems from any Security Incident, Contaminants, loss, theft and interruption, and any unauthorized Processing, access, use, disclosure or modification; (B) provided for the performance and documentation of risk assessments and management procedures of the Company; and (C) adhered to industry best practices pertaining to secure programming techniques. The Company has not identified any security vulnerabilities affecting its Systems and classified as “high,” or “critical” or more severe that have not been remediated. Section 2.12(s)(iv) of the Disclosure Schedule accurately identifies, and the Company has made available, each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company regarding any actual, alleged or suspected violation of any Privacy and Security Laws Requirements by (a) the Company or any Person performing for the Company, or (b) any of the Company’s customers, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(u)Effect of Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Owned IP; (ii) the release, disclosure or delivery of any Company Owned IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Company Owned IP or any other Technology or the Intellectual Property Rights of Parent.
2.13Agreements, Contracts and Commitments.
(a)Except for this Agreement and the Contracts specifically identified on Section 2.13(a) of the Disclosure Schedule (with each such Contract specifically identified under subsection(s) of such Section 2.13(a) of the Disclosure Schedule that correspond to the Subsection or Subsections of this Section 2.13(a)) and Section 2.20 of the Disclosure Schedule, the Company is not a party to or bound by any of the following Contracts:
(i)any fidelity or surety bond or completion bond;
(ii)any Lease Agreements or personal property;
(iii)any Contract relating to capital expenditures and involving future payments in any amount in excess of $100,000 individually or $250,000 in the aggregate, in each case in any fiscal year;
(iv)any Contract relating to the disposition or acquisition of ownership of assets or any interest in any business enterprise outside the Ordinary Course of Business;
(v)any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness;
(vi)any Contract for the purchase of tangible items of equipment or related services in any amount in excess of $100,000 individually or $250,000 in the aggregate, in each case in any fiscal year;
(vii)any Contract with a Top Supplier;
(viii)any Contract with a Top Customer;
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ix)any confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder), other than Contracts with Employees or those related to commercial transactions in the Ordinary Course of Business that are not individually material;
(x)any Contract providing for outsourced development of any material items of Technology by, for or on behalf of the Company;
(xi)any Contract containing a provision that limits, restricts or impairs the Company’s ability to operate in any geography of the world or with any Person, including those Contracts (A) that contain covenants of non-competition, rights of first refusal or negotiation, non-solicitation of customers or employees, and exclusive dealings arrangements or (B) under which the Company is restricted from hiring or soliciting potential employees, consultants or independent contractors;
(xii)any Contract with federal, state, city, county, parish, municipal or other Governmental Entities;
(xiii)(A) any management service, partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;
(xiv)any Contract pursuant to which the Company is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms;
(xv)any Contract granting any material license or material other rights to or from the Company with respect to Company Data, other than grants to service providers to use such Company Data in connection with the provision of services to the Company and grants to and from customers in the Ordinary Course of Business;
(xvi)any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or otherwise seeking to influence or exercise control over the Company;
(xvii)any Contract pursuant to which the Company has acquired a business or entity, or all or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;
(xviii)any agreement of indemnification or warranty (other than agreements with customers entered into in the Ordinary Course of Business and indemnification agreements with officers and directors of the Company or any Contract containing any support, maintenance or service obligation on the part of the Company (other than under its unmodified form of standard customer agreement, the form of which has been made available to Parent);
(xix)any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened or reasonably anticipated Legal Proceeding; and
(xx)any other Contract that involves $100,000 individually or $250,000 in the aggregate or more, in each case in any fiscal year, and is not cancelable without penalty within ninety (90) days.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)For the purposes of this Agreement, each Contract listed or required to be listed in Section 2.13(a) of the Disclosure Schedule, each Inbound License and Outbound Licenses, and each Contract entered into subsequent to the Agreement Date and prior to the Closing Date that would have been required to be disclosed pursuant to Sections 2.2, 2.10, 2.11, 2.13 or 2.20(a) if such Contract had been in effect as of the Closing Date, shall each be a “Material Contract” and collectively are the “Material Contracts.” The Company has made available to Parent a correct and complete copy of each Material Contract (other than Material Contracts entered into subsequent to the Agreement Date).
(c)The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Laws affecting the rights of creditors generally and rules of Law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company, or to the Knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (C) the right to cancel, terminate or modify any Material Contract. The Company has not received any written notice (or to the Company’s Knowledge, other communication) regarding any violation or breach of, default under, or intention to cancel or modify any Material Contract. The Company has no Liability for renegotiation of Contracts with Governmental Entities.
(d)The Company is not a party to, or bound by, any agency, dealer, distribution, sales representative, remarketer, reseller or other Contract for the distribution of Company Products.
2.14Interested Party Transactions.
(a)No officer or director of the Company, or, to the Knowledge of the Company, any Company Stockholder (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”) has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party (except for any Contract relating to normal compensation or welfare benefits provided for services as an officer, director or employee of the Company); provided, that ownership of no more than one percent (1%) of the outstanding voting securities of a publicly traded entity shall not be deemed to be an “interest in any entity” for purposes of this Section 2.14. No Interested Party holds any Company Securities the vesting of which shall accelerate upon the consummation of the transactions contemplated by this Agreement.
(b)All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after the inception of the Company, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.15Company Authorizations. Section 2.15 of the Disclosure Schedule sets forth, as of the Agreement Date, each consent, license, permit, grant or other authorization which is required for the operation of the business of the Company as currently conducted or the holding of any such interest, in each case, except for any consent, license, permit, grant or other authorization the lack of which would not reasonably be expected to be result in a Material Adverse Effect to the Company (collectively, including any such items that are required to be disclosed in Section 2.15 of the Disclosure Schedule, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets. The Company is in compliance with all such Company Authorizations, and as of the Closing Date shall have applied for and not been denied any required renewals of such Company Authorizations.
2.16Litigation.
(a)There is no Legal Proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the officers or directors of the Company (in their capacities as such), nor to the Knowledge of the Company on the Agreement Date, are there any presently existing facts or events that would constitute a reasonable basis therefor. Except as set forth in Section 2.16(a) of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of the officers or directors of the Company (in their capacities as such) by or before any Governmental Entity, nor, to the Knowledge of the Company on the Agreement Date, are there any presently existing facts or events that would constitute a reasonable basis therefor. No Governmental Entity has in the past five (5) years challenged, or the Knowledge of the Company, investigated the legal right of the Company to conduct its respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no Legal Proceeding of any nature pending or to the Knowledge of the Company, threatened against any Person who has a contractual right or a right pursuant to laws of the State of Delaware to indemnification from the Company related to facts and events existing prior to the Effective Time, nor are there, to the Knowledge of the Company on the Agreement Date, any facts or events that would constitute a reasonable basis for any such Legal Proceeding..
(b)The Company does not have any Legal Proceeding of any nature pending against any other Person.
2.17Books and Records.
(a)The Company has made available to Parent correct and complete copies of the Charter Documents, each as currently in effect.
2.18Environmental, Health and Safety Matters. The Company is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the Knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in material compliance with all Environmental, Health and Safety Requirements. The Company has not retained or assumed any material Liability of any other Person under any Environmental, Health and Safety Requirements. There are no past or present facts, circumstances of conditions that would reasonably be expected to give rise to any claim regarding any material Liability of the Company with respect to Environmental, Health and Safety Requirements.
2.19Brokers’ and Finders’ Fees. Except as set forth on Section 2.19 of the Disclosure Schedule, the Company has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor shall Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.20Employee Benefit Plans and Compensation.
(a)Schedule. Section 2.20(a) of the Disclosure Schedule contains a correct and complete list, as of the Agreement Date, of each Company Employee Plan, PEO Plans, International Employee Plan and each form of Employee Agreement. Other than as provided in Section 2.8, the Company has not made any plan or commitment to establish or enter into any new Company Employee Plan, PEO Plan, International Plan or Employee Agreement, to modify any such Plan or Employee Agreement (except to the extent required by law or to conform any such Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan, PEO Plan, International Plan or Employee Agreement.
(b)Documents. The Company has made available to Parent (i) correct and complete copies of the current plan documents embodying each material Company Employee Plan and each Employee Agreement, and to the extent in the Company’s possession, the PEO Plans, including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (iv) all current material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and contracts relating to PEO Plans, (v) all non-routine correspondence to or from any Governmental Entity to the Company relating to any Company Employee Plan, (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available.
(c)Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and, as of the Agreement Date, has no Knowledge of any material default or violation by any other party to, any Company Employee Plan or, in each case, to the Knowledge of the Company, any PEO Plan, and each Company Employee Plan and, to the Knowledge of the Company, each PEO Plan has been established and maintained in accordance in all material respects with its terms and in material compliance with all applicable Laws, including ERISA or the Code. Any Company Employee Plan or PEO Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable IRS determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the Knowledge of the Company, there has been no event or condition that would reasonably be expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan or, to the Knowledge of the Company, any PEO Plan, that, individually or in the aggregate, could reasonably be expected to result in material liability to the Company. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan, or to the Knowledge of the Company, any PEO Plan, or against the assets of any Company Employee Plan, or to the Knowledge of the Company, any PEO Plan. There are no audits, inquiries or Legal Proceeding pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan, or to the Knowledge of the Company, any PEO Plan. The Company is not subject to any material penalty or Tax with respect to any Company Employee Plan or, to the Knowledge of the Company, any PEO Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all material contributions and other payments required by and due under the terms of each Company Employee Plan, and to the Knowledge of the Company, each PEO Plan. Each Company Employee Plan and PEO Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms or contractual arrangement applicable thereto.2
(d)No Pension Plan. The Company does not maintain sponsor, participate in, contribute to, or have any liability (including on account of any past or present ERISA Affiliate) with respect to any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)Collectively Bargained, Multiemployer and Multiple Employer Plan. The Company does not have any liability or obligation (including on account of any past or present ERISA Affiliate) with respect to any multiemployer plan (as defined in Section 3(37) of ERISA).
(f)No Self-Insured Plan. No Company Employee Plan is a self-insured group health plan (including any such plan pursuant to which a stop loss policy or contract applies).
(g)No Post-Employment Obligations. No Company Employee Plan or Employee Agreement or, to the Knowledge of the Company, PEO Plan, provides, or has any obligation to provide, post-employment or retiree life insurance or health benefits to any Person for any reason, except as may be required by COBRA or other applicable statute and the Company has no obligation to provide to any Employee (either individually or to Employees as a group) or any other Person with post-employment or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.
(h)Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) result in any payment or benefit (including severance, bonus or otherwise) becoming due to any Employee of the Company, (ii) materially increase any benefits otherwise payable by the Company, (iii) result in any forgiveness of Indebtedness with respect to any Employee or (iv) result in the obligation to fund benefits or result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code.
(i)Employment Matters. The Company is, and for the last five (5) years has been, in material compliance with all applicable Laws respecting employment, including but not limited to: employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), Tax withholding, prohibited discrimination, harassment, and retaliation, equal employment opportunity, fair employment practices, statutory leaves of absence, meal and rest periods, vacation, sick and other paid time off, immigration status, employee safety and health, wages and hours (including overtime wages), compensation and hours of work, pay equity, and in each case, with respect to Employees, except as would not result in material Liability: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company has paid in full to all current and former Employees, independent contractors, leased employees, and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons. Except as set forth in Section 2.20(h) of the Disclosure Schedule, there are no Legal Proceedings, administrative matters, complaints, grievances, or investigations pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any Employees relating to any Employee or Employee Agreement, including (without limitation), any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, compensation, misclassification of workers, or any other employment related matter arising under applicable Law. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy or short or long term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or governmental authority with respect to employment practices. The services provided by each employee is terminable at will by the Company and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any employee, and any such termination would result in no Liability to the Company, other than for accrued but unpaid compensation and benefits in accordance with the applicable Company Employee Plan, PEO Plan or International Employee Plan. The Company has no material liability with respect to any misclassification of: (1) any Person as an independent contractor rather than as an employee under applicable federal and state law, (2) any employee leased from another employer, or (3) any Employee currently or formerly classified as exempt from overtime wages under applicable federal and state
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

law. No former Employee (or spouse or other dependent of any former Employee) of the Company is receiving, scheduled to receive, owed, entitled to, or eligible for any benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company.
(j)Labor. No strike, material labor dispute, concerted slowdown, concerted refusal to work overtime, or concerted work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. There are no activities or Legal Proceeding of any labor union to organize any current employees. There are no Legal Proceedings or material labor disputes or labor grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated, relating to any material labor matters involving any current employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and the Company has not received any charges, complaints, notices or orders from the National Labor Relations Board or any state labor relations agency or any labor organization during the period from the date four (4) years prior to the Agreement Date. The Company is not a party to, or bound by, any collective bargaining agreement or arrangement or union contract covering Employees, and no collective bargaining agreement is being negotiated by the Company. The Company has not taken any action that would constitute a “plant closing” or “mass layoff” covered by WARN or similar state or local Law, issued any notification of a plant closing or mass layoff required by WARN or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing (not associated with this Agreement or the transactions thereby) would trigger any notice or other obligations under WARN or similar state or local law.
(k)No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, or Employee of the Company is obligated under any contract or agreement, or subject to any Order of any court or administrative agency, that would conflict with such Person’s employment with the Company, materially interfere with such Person’s efforts to promote the interests of the Company or that would materially interfere with the business of the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company as presently conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the business of the Company as presently conducted shall, to the Knowledge of the Company, materially conflict with or result in a material breach of the terms, conditions, or provisions of, or constitute a material default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.
(l)Certain Employee Matters. Section 2.20(k) of the Disclosure Schedule contains a correct and complete list of the current employees of the Company as of the Agreement Date and shows with respect to each such employee (i) the employee’s name (or employee identification number if the employee’s name must be redacted as required by applicable Laws), position held, base salary or hourly wage rate, as applicable, including each employee’s designation as either exempt or non-exempt, and all other remuneration payable and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, and includes, if any, particulars of all profit sharing, incentive, commissions, and bonus arrangements to which the Company is a party, (ii) the date of hire, (iii) sick leave from prior years, (iv) leave status (if applicable), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee, (vii) employing entity and location of employment, and (viii) any severance or termination payment or benefit (in cash or otherwise) to which any employee is entitled, other than accrued but unpaid compensation and benefits in accordance with the applicable Company Employee Plan, PEO Plan or International Employee Plan. To the Knowledge of the Company, no Employee has given notice to the Company to terminate his or her employment with the Company and to the Knowledge of the Company, no employee listed on Section 2.20(k) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.
(m)Contractor List. Section 2.20(l) of the Disclosure Schedule lists, as of the Agreement Date, (i) all current independent contractors, consultants and advisors to the Company, (ii) the location at which such independent contractors, consultants and advisors are providing services; (iii) the dates of engagement and the notice or termination provisions applicable to the individual’s engagement; (iv) the amounts paid to such independent contractors, consultants and advisors in 2019 and 2020, and the terms of the compensation; (v) the average hours
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

worked by such independent contractors, consultants and advisors and their total compensation in 2019 and 2020; (vi) description of the independent contractor’s services; and (vii) whether the independent contractor was an employee of the Company at any time or is expected to become an employee of the Company in 2021. Except as set forth on Section 2.20(l) of the Disclosure Schedule, all independent contractors, consultants and advisors to the Company can be terminated immediately and without notice or Liability on the part of the Company.
(n)Misconduct. No allegations of discrimination, harassment, sexual harassment, sexual misconduct or retaliation or reports of conduct that could be construed as discrimination, harassment, sexual harassment, sexual misconduct or retaliation, while employed by, or providing services to, the Company have been made, or to the Company’s knowledge, threatened against any managerial or supervisory Employee of the Company or any current or former officer or director of the Company. Except as set forth on Section 2.20(m) of the Disclosure Schedule, the Company has not entered into any settlement agreement or conducted any investigation related to allegations of discrimination, harassment, sexual harassment, sexual misconduct or retaliation by or regarding any current or former employee, contractor, director, officer or other representative of the Company in connection with their work for the Company within the last five (5) years. The Company has established and distributed to its Employees a policy against discrimination, harassment and retaliation and a complaint procedure, which complies in all material respects with applicable Laws and it does not reasonably expect any Liability with respect to the foregoing.
(o)Work Authorization. To the Knowledge of the Company all of the Employees of the Company are authorized and have appropriate documentation to work in the jurisdiction in which they are working. Further, to the Knowledge of the Company all independent contractors or consultants engaged by the Company are authorized and have appropriate documentation to work in the jurisdiction in which they are working.
(p)COVID-19. The Company is, and since March 1, 2020, has been in compliance in all material respects with the paid and unpaid leave requirements of the Families First Coronavirus Response Act (the “FFCRA”) and any similar state or local leave requirements; and to the extent the Company has granted employees paid sick leave or paid family leave under the FFCRA or any similar state or local leave requirements, the Company has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits. The Company has not furloughed, placed on leave (other than as required by Law), terminated the employment or, reduced the compensation or benefits of, or modified the working schedule of any of its employees, in each case for any reason relating to COVID-19. The Company has complied with all COVID-19 Laws in all material respects, and has made commercially reasonable efforts to comply with all applicable guidance published by a Governmental Entity in all material respects, in each case concerning workplace practices relating to COVID-19.
(q)Tax Matters related to Compensation. Except as set forth in Section 2.20(p) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) result in any payment or benefit that would be, individually or in combination with any other payment or benefit, characterized or reasonably expected to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Tax law). There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code or any similar state Law.
(r)409A Compliance. Each “nonqualified deferred compensation plan” (as defined in Section 409(d)(1) of the Code) is and has been in material documentary and operational compliance with Section 409A of the Code. The per share exercise price for each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant (and as of any later modification thereof) within the meaning of Section 409A of the Code and as determined in a manner consistent with Section 409A of the Code. No compensation is expected to be includable in the gross income of any Employee as a result of Section 409A of the Code with respect to any arrangements or agreements covering any Employee. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 409A of the Code or any similar state Law.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.21Insurance. Section 2.21 of the Disclosure Schedule lists, as of the Agreement Date, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of the Company. There are and have been no material claims in the last two (2) years for which an insurance carrier has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, shall be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds.
2.22Compliance with Laws. The Company is and for the past three (3) years, has been in compliance in all material respects with all Laws and Orders applicable to the Company and any of the Company’s business, properties or assets. To the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any applicable Law or Order. During the five year period preceding the Agreement Date, the Company has not received any written, or, to the Knowledge of the Company, oral, notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance in all material respects with all Laws or Orders applicable to the Company and any of its business, properties, or assets. To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws. No director, officer, or, to the Knowledge of the Company, agent, employee, consultant, representative or other Person acting on behalf of the Company has, directly or indirectly, violated any provision of any Privacy and Security Laws or Trade Laws.
2.23Export Control and Sanctions Laws. The Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export and re-export controls and sanctions laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company conducts business (collectively, “Trade Laws”). The Company has not engaged in any transactions or dealings with, or exported any products, technology, or services to, (a) any country or territory that is subject to a U.S. Government embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea Region) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country; (c) any individual or entity identified on any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (collectively, the “Prohibited Party Lists”). None of the Company or its actual or beneficial owners appears on a Prohibited Party List. Without limiting the foregoing: (a) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) the Company is in compliance with the terms of all applicable Export Approvals, (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (d) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims, (e) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost. None of the Company or any of the Company’s officers, directors or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions laws and regulations.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.24Foreign Corrupt Practices Act. Neither the Company, nor any director, officer, Affiliate, employee, or agent of the Company (in their capacities as such or relating to their employment, services or relationship with the Company), has (a) directly or indirectly made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained; (iv) to improperly influence or induce any act or decision, (v) to secure any improper advantage, or (vi) in violation of applicable Law (including the FCPA) or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company. The Company has established and maintains internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies and procedures to promote and ensure compliance with the FCPA and other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”) and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company or any of the Company’s directors, officers, or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws.
2.25Anti-Money Laundering Laws. The Company is in compliance in all material respects with (i) any and all applicable laws and regulations relating to the issuance, maintenance and servicing of any products or services related to banking, money transmissions, or remittances, the Bank Secrecy Act of 1970 and its implementing regulations, to the extent applicable, and any other applicable laws related to money laundering, drug trafficking, or terrorist financing (“Anti-Money Laundering Laws”); and (ii) all terms and conditions of any such material licenses, certificates, permits or approvals required of it under Anti-Money Laundering Laws. None of the Company or any of the Company’s officers, directors or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of Anti-Money Laundering Laws.
2.26Suppliers, Customers and Resellers.
(a)Section 2.26(a) of the Disclosure Schedule sets forth a correct and complete list of: (i) the 5 largest suppliers to the Company for the fiscal years ended December 31, 2019 and December 31, 2020 and the two--month period ended February 28, 2021 (in each case, based on the Dollar amount paid to such supplier during such year) (the “Top Suppliers”); and (ii) the 5 largest customers of the Company for the fiscal years ended December 31, 2019 and December 31, 2020 and the two-month period ended February 28, 2021 (in each case, based on the Dollar amount of revenue recognized during such year) (the “Top Customers”);
(b)The Company has not received any notice, letter, complaint or other communication from any Top Supplier, Top Customer or Top Reseller to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company in a manner that is, or is reasonably likely to be, adverse to the Company, or (ii) shall fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company in any manner that is, or is reasonably likely to be, adverse to the Company.
2.27Paycheck Protection Program Loan
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(a)Section 2.27 of the Disclosure Schedule sets forth the following information with respect to each and every loan (each a “PPP Loan”) obtained by the Company under the Paycheck Protection Program (the “PPP”), established by Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) (i) the name of the entity applying for the loan; (ii) the date of the loan application; (iii) the name of the lender (the “PPP Lender”); (iv) the date of the loan; (v) the principal amount of the loan; and (vi) the amount, if any, for which forgiveness has been sought and the date of any related application for forgiveness. Each application for a PPP Loan (including any related certifications) and any related application for, or statement related to, forgiveness was true, accurate and complete when made in accordance with the PPP and the CARES Act. In obtaining any PPP Loan, the Company acted in good faith and in compliance with all Laws (including guidance from the U.S. Small Business Association (the “SBA”) and the U.S. Department of the Treasury) applicable to the PPP and the CARES Act. The Company has complied with the terms of each PPP Loan and has used the proceeds therefrom in accordance with the terms of the PPP Loan and otherwise in compliance with all Laws (including guidance from the SBA and the U.S. Department of the Treasury) applicable to the PPP and the CARES Act. As to each PPP Loan, as of the date hereof, the specific amount (and related detail) of any proceeds used for items that are not eligible for forgiveness under the CARES Act is set forth on Section 2.27 of the Disclosure Schedule; and except as so disclosed, all the proceeds of the PPP Loans have been used for expenses that are forgivable under the CARES Act. The Company applied for forgiveness by application dated December 3, 2020 (the “Forgiveness Application”). The Forgiveness Application as submitted to the PPP Lender and the SBA was and is true and accurate in all material respects.
(b)Other than with respect to the PPP Loan, the Company has not, directly or indirectly, sought, pursued, applied for, obtained, received, accepted or otherwise availed itself of any loan, grant, funding, Tax benefit or other benefit, relief or assistance under (i) the CARES Act, (ii) any government program established or expanded thereunder, related thereto or funded thereby or (iii) any other legislation enacted, any rule or regulation promulgated, or any other program established or expanded, by any Governmental Entity in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including without limitation (a) the SBA’s Economic Injury Disaster Loan program, (b) the PPP and (c) any program or facility established or expanded by the Federal Reserve in response to COVID-19, including without limitation the Main Street Lending Program, the Main Street New Loan Facility, the Main Street Priority Loan Facility, the Main Street Expanded Loan Facility, the Primary Market Corporate Credit Facility and the Secondary Market Corporate Credit Facility).
2.28No Other Representations or Warranties. Company acknowledges and agrees that, except as expressly set forth in Article III and the other Related Agreements (and, as of the Closing, in the Parent Certificate), none of Parent, Merger Sub or any other Person has made, or is making, and the Company has not relied on (including in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby or thereby), any representation or warranty, written or oral, express or implied, at law or in equity, in respect of Parent, Merger Sub or Parent’s business or in connection with the transactions contemplated by this Agreement, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed by the Company.
Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the Parent SEC Documents (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), as a material inducement to the Company to enter into and perform its obligations under this Agreement, each of Parent and Merger Sub hereby represents and warrants as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to the Company as follows:
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.1Organization. Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.
Each of Parent and Merger Sub has the requisite corporate or other legal power and authority, as applicable, to own, lease and operate its assets and properties to carry on its business as it is now being conducted.
3.2Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate or other legal power and authority, as applicable, to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, as applicable, on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which any of Parent and Merger Sub is a party have been, or (in the case of the Related Agreements executed after the Agreement Date) as of the Effective Time, shall be, duly executed and delivered by Parent and Merger Sub, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or (in the case of Related Agreements executed after the Agreement Date) shall constitute when executed and delivered, the valid and binding obligations of Parent and Merger Sub, as the case may be, enforceable against each of Parent and Merger Sub, as the case may be, in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity.
3.3No Conflict. Except as set forth on Schedule E, the execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreement to which it is a party, and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, shall not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (a) the Parent Organizational Documents or (b) any Law or Order applicable to Parent or Merger Sub, other than, in the case of this clause (b), such conflicts, violations or defaults as would not, individually or in the aggregate, reasonably be expected to (i) result in a Material Adverse Effect with respect to Parent or (ii) prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.
3.4Litigation. There are no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub by a Governmental Authority or otherwise, which could adversely affect Parent’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.
3.5Ownership of Merger Sub and No Prior Activities of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
3.6Governmental Authorization. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub are a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws (b) the filing of the Certificate of Merger as provided in Section 1.2 hereof and (c) such filings and notifications as may be required to be made by Parent or Merger Sub in connection with the Merger under applicable antitrust Laws, the expiration or early termination of applicable waiting periods under the HSR Act and the expiration or termination of waiting periods or the receipt of approvals or consents required under other applicable antitrust Laws.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.7Investment Intent; Restricted Securities. Parent understands and acknowledges that (a) none of the Company Capital Stock has been registered or qualified under the Securities Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Company Capital Stock constitutes “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of the Company Capital Stock is traded or tradable on any securities exchange or overthecounter and (d) none of the Company Capital Stock may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Capital Stock and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Parent will not transfer or otherwise dispose any of the Company Capital Stock acquired hereunder or any interest therein in any manner that may cause any Company Stockholder to be in violation of the Securities Act or any applicable state securities laws. Parent is an “accredited investor” as defined in Rule 501(a) of the Securities Act.
3.8No Other Representations or Warranties. Each of Parent and Merger Sub acknowledge and agree that, except as expressly set forth in Article II and the other Related Agreements (and, as of the Closing, in the Company Certificate), none of the Company, any Company Seller or any other Person has made, or is making, and neither Parent nor Merger Sub has relied on (including in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby or thereby), any representation or warranty, written or oral, express or implied, at law or in equity, in respect of the Company or its business or in connection with the transactions contemplated by this Agreement, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed by Parent and Merger Sub.
3.9Sufficiency of funds. Parent has sufficient unrestricted cash on hand and available credit facilities to enable Parent to consummate on a timely basis the transactions contemplated by this Agreement, including to pay the Total Closing Merger Consideration, the Adjustment Escrow Amount, the PPP Loan Escrow Amount, the [***] Warrant Escrow Amount, payment of the Earnout Payment Amounts (assuming, for purposes of this Section 3.9 only and not limitation of the calculations set forth in Section 1.15, the cash portion of the Earnout Payment Amounts does not exceed $100,000,000 in the aggregate) and all of Parent and Merger Sub’s related fees and expenses, in each case in accordance with the terms hereof. In no event shall the receipt by, or the availability of any funds or financing to, the Company or Parent or any of its Affiliates or any other financing be a condition to Parent’s or Merger Sub’s obligation to consummate the transactions contemplated hereunder.
3.10Broker’s fees. Except as set forth on Schedule 3.10 of the Disclosure Schedule, neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Company Stockholders could become liable or obligated.
Article 4

STOCKHOLDER AND TAX MATTERS
4.1Company Board Recommendation; Stockholder Notice; Security Holder Notice.
(a)Once the Company Stockholder Approval shall have been obtained, neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby.
(b)Within five (5) days following the Agreement Date, the Company shall prepare, with the cooperation of Parent, and send to each Company Stockholder (other than the Company Stockholders who previously executed the Company Stockholder Approval), a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the taking of a corporate action without a meeting by less than a unanimous written consent, and (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL. The Stockholder Notice shall include (x) a statement to the effect that the Board had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby, and (y) such other information as Parent and the Company may agree is required or advisable under the DGCL to be included therein. Following the mailing of the Stockholder Notice, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Parent unless the Board determines such amendment is required to comply with its duties under applicable law in which case, the Company shall provide Parent with the right to review such amendment, to the extent legally permitted, and shall include Parent’s reasonable comments in such amendment. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Parent or its counsel, may be required or advisable to be included under the DGCL in the Stockholder Notice or in any amendment or supplement thereto, and Parent and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
(c)Prior to the Effective Time, the Company shall provide the Company Security Holders (other than the Company Stockholders so notified pursuant to Section 4.1(b)) with valid and timely notification of the Merger to the extent required by the terms and conditions of this Agreement, the Charter Documents, any Laws, or any agreement or instruments governing the Company Securities (other than the Company Capital Stock).
4.2Tax Matters.
(a)Preparation of Tax Returns.
(i)Parent shall prepare or cause to be prepared and file or cause to be filed, all Tax Returns for the Company for Pre-Closing Tax Periods or Straddle Periods that are required to be filed after the Closing Date and on or before the Determination Date (the “Parent Prepared Returns”). All such Parent Prepared Returns with an initial due date for filing after the Closing Date that are not for a Straddle Period shall be prepared in a manner consistent with the Company’s past custom and practice, except as otherwise required by applicable Law. Until the Determination Date, at least twenty (20) days (or some shorter period as is reasonable based on the due date) prior to filing any Parent Prepared Return that reflects any Unpaid Pre-Closing Taxes, Parent shall submit a copy of such Tax Return to the Stockholder Representative for the Stockholder Representative’s review and comment and incorporate such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative.
(b)Pre-Closing Tax Period Actions. From and after the Closing until the Determination Date, except with respect to Excluded Taxes and the matters set forth in Section 2.9(a)(xx) of the Disclosure Schedule, without the prior written consent of the Stockholder Representative (which shall not be unreasonably withheld, conditioned or delayed), Parent shall not and shall not allow the Company to, (i) subject to Section 1.1(a)(i), take a position on any Tax Return for any Pre-Closing Tax Period filed after the Closing Date that is materially inconsistent with the past practices, procedures, positions, valuations, or accounting methods used by the Company on a previously filed Tax Return of such type; (ii) amend, refile, modify, or change any Tax Return filed by, or on behalf of, the Company for any taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) make, change, rescind, revoke, or otherwise modify any Tax election or adopt or change any accounting method, period, or practices for, or that has retroactive effect to, any taxable period (or portion thereof) ending on or prior to the Closing Date; (iv) settle or compromise (in whole or in part) any matter raised in any audit, examination, litigation, suit, claim, or other proceeding relating to Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date (including, without limitation, pursuant to any settlement or closing agreement); (v) surrender any right to claim a Tax refund, credit, or other offset of Taxes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; (vi) liquidate, dissolve, or take any other action (including, without limitation, by filing an entity classification election with the IRS, to change the classification of the Company of the Company for U.S. federal (and applicable state and local) income Tax purposes for any taxable period (or portion thereof) ending on or prior to the Closing Date; or (vii) file or otherwise pursue a voluntary
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

disclosure agreement (or similar voluntary disclosure program) or letter ruling with, or from, a taxing authority with respect to any Pre-Closing Tax Period, in each case, to the extent such action would reasonably be expected to result in an increase in the amount of Taxes (whether as a reduction in a Tax asset, increase in a Tax liability, or otherwise) taken into account in determining the amount of Unpaid Pre-Closing Taxes included in the final calculation of Indebtedness.
(c)Taxable Year; Consolidated Group Matters. The parties intend for U.S. federal (and applicable state and local) income Tax purposes that the year of the Company shall end as of the end of the Closing Date and Parent shall file (and cause the Company to file) all Tax Returns consistently with such intent, unless otherwise required by applicable Law. Following the Closing Parent shall not, and shall not allow the Company or any of its Subsidiaries to (i) make an election under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Company, or (ii) apply the next day rule under Treasury Regulation Section 1.1502-76(b)(1) with respect to any Transaction Tax Deductions that accrue on or prior to the Closing Date.
(d)Cooperation. Parent and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Company or its operations and any pending or threatened audit, Legal Proceedings or assessments with respect thereto or to Taxes owed by the Company. Such cooperation shall include Parent’s retention and provision of records and information that are reasonably relevant to any such audit or other Legal Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Prior to the Closing, the Company agrees to cooperate with Parent and provide any relevant information within its possession requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on any of the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to any of the Company. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company or the Stockholder Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Company for taxable periods ending on or prior to the Closing Date).
(e)Transfer Taxes. All Transfer Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne fifty percent (50%) by the Parent and fifty percent (50%) by the Company Security Holders (first from the Expense Fund, without duplication, to the extent available). Parent shall prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and Parent and the Stockholder Representative shall reasonably cooperate in connection with any such filings.
(f)Tax Calculation Conventions. For purposes calculating the final Total Closing Merger Consideration pursuant to Section 1.14, the following conventions shall apply:
(i)To determine the allocation of Taxes among a Straddle Period, (i) the amount of any Taxes based on income, sales, proceeds, profits, receipts, payroll, wages, or compensation for the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be allocated on a per diem basis, and (ii) the amount of other Taxes for the Pre-Closing Tax Period (e.g., property Taxes and other Taxes imposed on a periodic basis) shall be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(ii)For purposes of determining the amount of Unpaid Pre-Closing Taxes included in the calculation of Indebtedness, Unpaid Pre-Closing Taxes shall: (i) exclude any items (e.g., profit, gain, income, loss or deduction, collectively “Tax Items”) of the Company arising as a result of any transaction on the Closing Date after the Closing that is outside of the Ordinary Course of Business and not otherwise contemplated by this Agreement, (ii) exclude any Tax Items arising from an election under Section 338 or Section 336 of the Code or any similar provision of foreign, state or local Law in respect of the consummation of the transactions contemplated by this Agreement, (iii) exclude any Tax Items attributable to the manner in which Parent finances the transactions contemplated by this Agreement, (iv) exclude any liabilities for accruals or reserves established or required to be established under GAAP for contingent Taxes with respect to uncertain Tax positions, (v) exclude any deferred Tax assets and deferred Tax liabilities, and (vi) be calculated by taking into account all available Transaction Tax Deductions in Pre-Closing Tax Periods and prepayments (including estimated payments) of Taxes with respect to Pre-Closing Tax Periods.
4.3Allocation Schedule.
(a)The Company shall prepare and deliver to Parent a spreadsheet (the “Allocation Schedule”) at least five (5) Business Days prior to the Closing and reasonably satisfactory to Parent, which Allocation Schedule shall be dated as of the Closing Date and shall be in substantially in the form of and set forth all of the information (in addition to the other required data and information specified therein) set forth on Schedule C hereto, as of immediately prior to the Closing.
(b)The Allocation Schedule shall be accompanied by reasonably detailed back-up documentation for the calculations contained therein in support of the calculations of the Total Closing Merger Consideration, the Closing Net Working Capital Amount and the Closing Indebtedness, in each case, as applicable, as set forth in the Allocation Schedule. The Company shall make available to Parent and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Allocation Schedule and reasonable access to Employees of the Company as Parent may reasonably request in connection with its review of the Allocation Schedule, and will otherwise cooperate in good faith with Parent’s and its Representatives review and shall take into consideration in good faith any comments of Parent on the Allocation Schedule. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Allocation Schedule, as applicable.
4.4Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance.
(a)Each of the parties hereto (other than the Stockholder Representative) shall use its reasonable best efforts to cause the issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Earnout Payment Amounts to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.
(b)The shares of Parent Common Stock constitute “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws. All shares of shares of Parent Common Stock issued in connection with this Agreement shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement, which legend shall state in substance:
“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”
(c)To ensure compliance with the restrictions imposed by the Securities Act, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (i) to transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares of Parent Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Common Stock has been purportedly so transferred.
4.5Indemnification of Directors and Officers of the Company.
(a)From and after Closing, the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation or its respective successors or assigns not to amend, repeal or otherwise modify the Charter Documents of the Company as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who, at the Closing, were directors, officers, managers, employees, or holders of equity interests of the Company. From and after the Effective Time until the expiration of the applicable statute of limitations with respect to any underlying claims, Parent shall assume, be liable for and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 4.5.
(b)During the period ending six (6) years after the Effective Time, the Surviving Corporation or its respective successors shall, or Parent shall cause the Surviving Corporation or their respective successors (each, a “D&O Indemnifying Party”) to, to the same extent provided in the terms of the Charter Documents as in effect on the Agreement Date and any indemnification agreements between the Company and such Company Indemnitees (as defined below) set forth on Section 4.5(a) of the Disclosure Schedule, indemnify and hold harmless (and release from any liability to Parent or the Company) the present and former managers, directors and officers of the Company (such managers, directors and officers being herein called the “Company Indemnitees”), against all D&O Expenses (as defined below), losses, liabilities, claims, damages, judgments or amounts paid in settlement (collectively, “D&O Costs”) in respect of any threatened, pending or completed claim or action, whether criminal, civil, administrative or investigative, based on, arising out of or relating to the fact that such Person is or was a D&O Indemnified Party arising out of acts or omissions occurring at or prior to the Closing (a “D&O Indemnifiable Claim”) and advance to such D&O Indemnifying Party all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor. For the purposes of this Section 4.5, “D&O Expenses” means attorneys’ fees and all other documented costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs). The Surviving Corporation or its respective successors shall, or Parent shall cause the Surviving Corporation or their respective successors to fulfill their obligations, pursuant to the terms of the Charter Documents as in effect on the Agreement Date and any indemnification agreements between the Company and such Company Indemnitees set forth on Section 4.5(a) of the Disclosure Schedule. From and after the Closing, Parent shall assume, be liable for and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 4.5. Notwithstanding the foregoing, the obligations of Parent and the Surviving Corporation or their respective successors in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by applicable Law, the terms of the Charter Documents and/or the terms of the applicable indemnification agreement and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)Prior to the Effective Time, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy and the Company’s existing cyber security policy (with coverage including cyber/technology errors and omissions liability), which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy and the cyber security policy (as applicable) in effect as of the date of this Agreement for matters, acts or omissions occurring at or prior to the Effective Time and (iii) contains other coverage terms comparable to those under the Company’s existing directors’ and officers’ liability insurance policy and the cyber security policy, as applicable (with respect to the directors’ and officers’ liability insurance policy, the “D&O Tail Policy”; and with respect to the cyber security policy, the “Cyber Tail Policy”). Parent shall not, and shall cause the Surviving Corporation not to, cancel or change the D&O Tail policies in any respect.
(d)In the event Parent, the Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall make proper provision so that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 4.5. The provisions of this Section 4.5 shall survive the consummation of the Closing.
(e)Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.5 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 4.5 applies without the consent of such affected Company Indemnitee, it being understood and agreed that the Company Indemnitees are intended to be express third party beneficiaries of this Agreement.
4.6Retention Awards. As soon as reasonably practicable following the Effective Time, and subject to approval of Parent’s compensation committee, Parent will grant Retention Awards to certain identified Continuing Employees set forth on Schedule 4.6.
Article 5

ADDITIONAL AGREEMENTS
5.1Conduct of the Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except as set forth on Section 5.1 in the Disclosure Schedule and except as may be approved in advance by Parent in writing (such approval, not to be unreasonably delayed, conditioned or withheld), or as is otherwise expressly permitted or required by this Agreement or required by applicable Laws, the Company shall:
(a)subject to applicable Law, conduct its business solely in the Ordinary Course of Business (except to the extent expressly provided otherwise herein or as consented to in writing by Parent);
(b)use commercially reasonable efforts to (i) pay and perform all of its undisputed debts and other obligations (including Taxes) when due in the Ordinary Course of Business, (ii) collect accounts receivable when due in the Ordinary Course of Business and not extend credit outside of the Ordinary Course of Business, (iii) sell the Company’s products and services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms, and (iv) preserve intact its present business organizations, keep available the services of its present officers, employees, advisors, contractors and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and
(c)assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Parent prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(d)promptly notify Parent of any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger.
(e)promptly notify Parent of any notice or other communication from any Governmental Entity (i) relating to the Merger, (ii) indicating that a Company Authorization is or about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Parent (following the Effective Time) or the Company.
5.2Restrictions on Conduct of the Business. Without limiting the generality or effect of the provisions of Section 5.1 and subject to applicable Law, except as expressly set forth on Section 5.2 of the Disclosure Schedule, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not cause or permit any of the following (except to the extent expressly provided otherwise herein or as consented to in advance in writing by Parent) (such consent, not to be unreasonably delayed, conditioned or withheld in the case of clauses (c), (d), (e), (k), (l), (p), (s) or (w))):
(a)amend its Charter Documents or equivalent organizational or governing documents;
(b)merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except for purchases from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service and issuances in connection with the exercise of any Company Options that are outstanding as of the Agreement Date;
(d)(i) enter into, amend, renew or modify any (A) Contract that would (if entered into, amended, renewed or modified prior to the Agreement Date) constitute a Material Contract other than in the Ordinary Course of Business, (B) Material Contract other than in the Ordinary Course of Business or (B) Contract requiring a novation or consent in connection with the Merger or the other transactions contemplated by this Agreement, (ii) violate, terminate or materially amend, any Material Contract, or (iii) enter into, materially amend or terminate any Contract, which if so entered into, amended or terminated would be reasonably likely to (A) result in a Materially Adverse Effect to the Company (or, following consummation of the Merger, Parent or any of its Affiliates), (B) materially impair the ability of the Company or the Stockholder Representative to perform their respective obligations under this Agreement or (C) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated hereby;
(e)issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the Agreement Date, (ii) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Warrants and (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(f)other than in the Ordinary Couse of Busines (i) hire, or offer to hire, any additional officers or other employees, or engage any consultants or independent contractors with annualized compensation at or above $150,000, (ii) terminate the employment (without cause) change the title, compensation, office or position or materially alter the responsibilities or terms and conditions of employment of any employee of the Company with annualized compensation at or above $150,000, (iii) enter into, amend or extend the term of any employment or consulting agreement, bonus arrangement, severance agreement, retention bonus, or change of control agreement with, or Company Option held by, any officer, employee, consultant or independent contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Law) or (v) add any new members to the Board;
(g)make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
(h)except for non-exclusive licenses granted in the Ordinary Course of Business, transfer or license to or from any Person any rights to any Intellectual Property Rights or Technology, or transfer or provide a copy of any Company Source Code to any Person (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis in the Ordinary Course of Business and provided each such employee or consultant has executed a Personnel Agreement);
(i)abandon or permit to lapse any material Company Registered IP;
(j)sell, lease, license or otherwise dispose of or encumber (other than Permitted Liens) any of its properties or assets, other than non-exclusive licenses in the Ordinary Course of Business, or enter into any Contract with respect to the foregoing;
(k)enter into any operating lease in excess of $50,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(l)incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of $100,000;
(m)(i) defer payment of any accounts payable other than in the Ordinary Course of Business, or (ii) give any discount, accommodation or other concession other than in the Ordinary Course of Business, in order to accelerate or induce the collection of any receivable outside of the Ordinary Course of Business;
(n)make any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $125,000 in the aggregate;
(o)materially change the amount of, or terminate, any insurance coverage;
(p)cancel, release or waive any material claims or material rights held by the Company;
(q)(i) adopt, establish, enter into, terminate, discontinue or materially amend any Company Employee Plan, except in each case as required under ERISA, applicable Law or pursuant to the terms of any Company Employee Plan or as necessary to maintain the qualified status of such plan under applicable Law or (ii) materially increase the compensation or benefits of any director, officer or the Key Employee other than as required by Law or existing contractual arrangement and other than any bonus or similar payments the payment of which would be reflected in the determination of Closing Cash or Third Party Expenses;
(r)grant or pay, or enter into any Contract providing for the granting or payment of any severance, change of control, retention or termination pay or benefits to any Person (other than payments or benefits
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

provided pursuant to preexisting plans, policies or Contracts that have been disclosed to Parent in the Disclosure Schedule);
(s)(i) commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the it notifies Parent promptly following the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
(t)acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, in each case other than acquisitions of inventory or equipment in the Ordinary Course of Business;
(u)make, change or revoke any income or other material Tax election, adopt (other than in the Ordinary Course of Business) or change any material Tax accounting method or period, file any federal, state, local or non-U.S. income Tax Return or other material Tax Return, file any amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law), voluntary disclosure application or agreement or similar process, apply for any Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any Tax allocation Contract, Tax sharing Contract, Tax indemnity Contract (other than any of the foregoing Contracts that is a Commercial Tax Agreement), or surrender any right to claim a material Tax refund;
(v)change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP or Law;
(w)enter into any agreement for the purchase, sale or lease of any real property;
(x)place or allow the creation of any Lien (other than a Permitted Lien) on any of its properties; and
(y)materially change the manner in which it provides warranties, discounts or credits to customers;
(z)take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y).
The foregoing shall be limited to the extent it would cause Parent to control the Company in violation of the HSR Act or other antitrust Law.
5.3No Solicitation.
(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not, nor will it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, willingly encourage others to solicit, or willingly encourage, facilitate or accept any discussions, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes an Acquisition Proposal, (iii) agree to, accept, approve, endorse or
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any stockholders of the Company. The Company will, and will cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal.
(b)The Company shall as promptly as practicable notify Parent in writing after receipt by the Company (or, to the Knowledge of the Company, by any of its Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and its Representatives reasonably expected to be in connection with a potential Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal. The Company shall keep Parent reasonably informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto.
5.4Access to Information.
(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Parent and its Representatives reasonable access during normal business hours, with reasonable advance written notice, in a manner so as not to interfere with the normal business operations of the Company and after signing a customary confidentiality agreement to the Company’s properties, books, Contracts and records and to the Chief Executive Officer of the Company provided that, such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company and (ii) the Company shall provide to Parent and its Representatives correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and work papers (if any) relating to Taxes, and (C) receipts received for any Taxes paid to foreign Tax authorities, provided, further, that such access may be limited (i) with respect to any information the disclosure of which would waive any attorney-client privilege held by the Company or breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof, (ii) with respect to any document or information regarding the Company’s entry into or conducting of a competitive sale process prior to the execution of this Agreement, (iii) with respect to any investigation, sampling or testing of any environmental media or building materials at any properties of the Company, (iv) with respect to such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s outside counsel, might reasonably result in antitrust difficulties between the Company and Parent or any of their respective Affiliates; and (v) with respect to any document or information the disclosure of which would be in violation of applicable Laws of any Governmental Authority (including the HSR Act and all applicable Foreign Competition Laws) or the provisions of any agreement to which the Company is a party. Parent shall comply with, and shall cause its representatives to comply with, all of their obligations under Confidentiality Agreement with respect to the information disclosed pursuant to this Section 5.4 and such Confidentiality Agreement will remain in full force and effect.
(b)Subject to compliance with applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer as reasonably requested by Parent with one or more Representatives of Parent to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.5Notification of Certain Matters.
(a)The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event that is reasonably likely to cause the failure of any of the conditions set forth in Section 6.2(a); provided, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to Parent. No disclosure by the Company pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of any covenant.
(b)The Company shall give Parent prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, keep Parent informed as to the status of any such Legal Proceeding or threat, and the Company shall permit, to the extent legally permitted, authorized Representatives of Parent to be present at each meeting or conference relating to any such Legal Proceeding, to participate in, or review, any material communication before it is made to any Governmental Entity, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Legal Proceeding, including by providing Parent with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving party shall consider any such received comments in good faith.
5.6Section 280G.
(a)The Company shall obtain and deliver to Parent prior to the initiation of the requisite stockholder approval procedure under Section 5.6(b), a Parachute Payment Waiver (the “Parachute Payment Waiver”) from each Person who the Company or Parent reasonably believes could be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.6(b), and who might otherwise have received, receive or have the right or entitlement to receive a Section 280G Payment (as defined below), to the extent the value thereof equals or exceeds three times such Person’s “base amount” determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the 280G Stockholder Approval (as defined below) is obtained pursuant to Section 5.6(b).
(b)Prior to the Closing Date, the Company shall submit to the applicable Company Stockholders, for approval by such Company Stockholders holding the number of shares of stock required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the regulations thereunder inapplicable to all Section 280G Payments. “Section 280G Payments” means any payments or benefits provided pursuant to Company Employee Plans or other plans, programs, arrangements or Contracts that might reasonably be expected to result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that causes the payments or benefits to not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code. Prior to delivery of documents to the stockholders in connection with the stockholder approval contemplated by this Section 5.6(b), the Company shall provide Parent and its counsel with a reasonable opportunity to review all documents to be delivered to the stockholders in connection with such stockholder approval. Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Notwithstanding the foregoing, to the extent that any contract, agreement, or plan is entered into by Parent, the Surviving Corporation or any of their Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Purchaser Arrangements”), Parent shall provide a copy of such contract, agreement or plan to the Company a reasonable period of time before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code. Prior to the Closing, the Company shall deliver to Parent
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

written notification and documentation reasonably satisfactory to Parent that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and benefits shall not be made or provided (or shall be returned) to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 5.6(b).
5.7Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed that certain mutual nondisclosure agreement dated July 14, 2020, by and between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall the Company or its Representatives hereto or Parent or Merger Sub or their Representatives hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of, Parent (where Company is the disclosing Party) or Company (where Parent or Merger Sub is the disclosing party). Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms (i) to its financial, tax and legal advisors and to its debt or equity financing sources (each of whom is subject to a similar obligation of confidentiality), and (ii) to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed. The Stockholder Representative acknowledges that that certain Non-Disclosure Agreement, dated as of April 9, 2021, by and between the Stockholder Representative and the Company, is intended to cover all information related to this Agreement and the Merger, will survive the Closing, and will be enforceable by Parent and the Surviving Corporation. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information to employees, advisors, agents or consultants of the Stockholder Representative and to the Company Sellers, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
5.8Public Disclosure. The Parties agree not to issue any press release or other public communications relating to the terms of this Agreement or the transactions contemplated hereby, including the Merger, without the prior written consent of both the Company (prior to Closing) or Stockholder Representative (following the Closing) and Parent, unless required by Law in which case each of Parent and the Stockholder Representative (following the Closing) shall have the right to review and provide comments on such press release or announcement (and the Party required to make such press release or announcement shall accept all reasonable comments thereto made by the other Party) prior to its issuance, distribution or publication provided, however, that the Company may otherwise communicate in the ordinary course of business with its employees as it deems appropriate. Notwithstanding anything to the contrary contained herein, (i) the Company may make communications to Company Stockholders necessary for the Company to obtain the Company Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement, and (ii) Company Sellers may disclose the terms of this Agreement or the transactions contemplated hereby, including the Merger, to their limited partners (who are bound by customary obligations of confidentiality with respect to such information).
5.9Reasonable Best Efforts.
(a)Each of the parties hereto (other than the Stockholders Representative) agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated by this Agreement.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)The parties (other than the Stockholders Representative) shall, or shall make all filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations (the “HSR Act”) and any other applicable antitrust Laws and, in any event, to each file the Notification and Report Form under the HSR Act, if required, no more than ten (10) Business Days after the Agreement Date. To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the transactions contemplated by this Agreement (and if in writing, furnish the other party with a copy of such communication). If the Company or Parent or any affiliate thereof shall receive any formal or informal request for information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Without limiting the generality or effect of Section 5.9(a), to the extent permitted by applicable Law and except as may be prohibited by any Governmental Entity, the parties hereto (other than the Stockholder Representative) shall (i) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Entity relating to the transaction contemplated by this Agreement; (ii) not participate in any substantive meeting or conference have any substantive communication with any Governmental Entity unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate therein; (iii) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby; provided that such material (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to address legal privilege concerns, or (3) to remove references concerning the valuation of the parties or (B) designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (iv) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity.
(c)Notwithstanding the foregoing, nothing in this Section 5.9 or otherwise in this Agreement shall require Parent: (i) to take any action that would prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by Parent of a majority of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent, or compel Parent to divest, dispose of, hold separate or license a majority of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent; or (ii) to propose or agree to or effect a divestiture of a material portion of its business or assets, or to hold separate a material portion of its business or assets.
(d)Employee Matters.For a period of at least one (1) year following the Closing Date, Parent shall (i) provide, or shall cause to be provided, to each Continuing Employee (i) base compensation and annual cash bonus opportunities that, in each case, are no less favorable than were provided to the Continuing Employee immediately before the Closing and (ii) take such actions as are commercially reasonable to provide or cause to be provided all other employee benefits (other than any equity based compensation or benefits, and defined benefit pension plans) that are no less favorable in the aggregate to those provided or offered to the Continuing Employees immediately before the Closing (or, at the election of Parent, no less favorable than those provided to similarly situated Parent service providers). For purposes of the provisions of Sections 5.10(a) and 5.10(b), a “Continuing Employee” shall include only those Continuing Employees who have employee status (and not, for the avoidance of doubt, consultant status).
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)Parent shall take such actions as are commercially reasonable to ensure that (i) that service of Continuing Employees prior to the Closing will be recognized for all purposes (other than vesting of future equity awards, or with respect to defined benefit pension plans) under any employee benefit plan of the Parent or its Affiliates following the Closing, except to the extent that such crediting of service would result in duplicative benefits and (ii) all welfare benefit plans of the Parent or its Affiliates following the Closing will (A) waive limitations on benefits relating to any pre-existing conditions, waiting periods or actively-at-work requirements and (B) recognize, for purposes of annual deductible, coinsurance and out-of-pocket limits, all deductible, coinsurance and out-of-pocket expenses incurred by the Continuing Employees (or their covered dependents).
(b)Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (ii) shall alter or limit Parent’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.
5.10Consents.
(a)The Company shall, upon Parent’s request, use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Section 5.11(a) of the Disclosure Schedule.
(b)Promptly after the Agreement Date, the Company shall have sent each of the notices set forth in Schedule A attached hereto (the “Notices”).
5.11Terminated Agreements. Prior to the Closing, the Company shall cause each of the agreements set forth on Section 5.12 of the Disclosure Schedule (the “Terminated Agreements”) to be terminated, effective as of and contingent upon the Closing, including by sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise) such that the Surviving Corporation shall not have any Liability under any Terminated Agreement following the Closing Date.
5.12Resignation of Directors. Prior to the Closing, the Company shall have caused each director of the Company to execute a Director Resignation Letter, effective as of the Effective Time.
5.13Expenses. Whether or not the Merger is consummated, except as otherwise set forth herein, each of the Company and Parent shall bear its own, and its respective legal, auditors’, financial advisors’ and other representatives’ fees and other expenses incurred with respect to this Agreement and the Merger.
5.14Corporate Matters. The Company shall retain at its Los Angeles office, and make available to Parent, all original minute books containing the records of all proceedings, consents, actions and meetings of the board of directors (other than portions of such minutes relating to the transactions contemplated hereby, or any alternative thereto contemplated by the Board prior to this Agreement), committees of the boards of directors and the stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.
5.15Suitability Documentation. The Company shall use its commercially reasonable efforts to cause each Company Seller to deliver all documentation, in form and substance reasonably acceptable to Parent, necessary to determine whether or not such Company Seller is an Accredited Stockholder, including the Suitability Documentation, at least five (5) Business Days prior to the Closing.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.16Other Closing Deliverables. The Company shall cause all of the closing deliverables required to be delivered by it pursuant to Section 1.4(b) (and not otherwise specifically addressed by this Article V) to be delivered to Parent at or prior to the Closing and Parent shall cause all of the closing deliverables required to be delivered by it pursuant to Section 1.4(c) (and not otherwise specifically addressed by this Article V) to be delivered to the Company at or prior to the Closing.
5.17R&W Policy. To the extent Parent obtains a R&W Policy, any such R&W Policy shall include a provision whereby the insurer waives, releases and agrees not to pursue any rights of subrogation, contribution, or assignment or other rights of recovery against the Company Stockholders and any of their Affiliates (or any of their respective direct and indirect equityholders, partners, shareholders, members, directors, officers, employees, agents, advisors, trustees, heirs, beneficiaries or representatives) (the “Company Stockholder Parties”) arising from or relating to the R&W Policy, this Agreement or the transactions contemplated hereby, unless, and solely to the extent, payment of any loss under the R&W Policy was caused by a Company Stockholder Party committing Fraud (and then only against such committing Company Stockholder Party). No insured party under the R&W Policy shall waive, amend, modify or otherwise revise this subrogation provision, or allow such provision to be waived, amended, modified, or otherwise revised without the prior written consent of the Company (prior to Closing) or the Stockholder Representative (following the Closing).
5.18Domain Name Assingment. Prior to Closing, the Company shall obtain an assignment from Amit Jain to the Company for any right, title and interest that Amit Jain has in an to the following domain names: (1) Bridg.com; (2) Bridg.biz; (3) Bridge.mobi and (4) Relevantloyalty.net.
Article 6

CONDITIONS TO THE MERGER
6.1Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:
(a)No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, Order or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
(b)No Injunctions; Restraints; Illegality. No Law or Order (whether temporary, preliminary or permanent injunction) issued by any Governmental Entity or other legal restraint or prohibition (i) preventing or restraining, in any material respect, the consummation of the Merger, (ii) prohibiting Parent’s ownership or operation of any portion of the business of the Company, or (iii) compelling Parent or Company to dispose of or hold separate all or any portion of the business or assets of Company or Parent as a result of the Merger, shall be in effect or shall have been threatened in writing (and not subsequently withdrawn in writing) by any Governmental Entity.
(c)Regulatory Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act and under any foreign competition laws, statutes and regulations applicable to the Merger shall have expired, terminated or where applicable, approvals have been obtained.
(d)Company Stockholder Approval. The Company Stockholder Approval shall have been validly obtained under the DGCL and the Charter Documents and shall be in full force and effect.
6.2Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(a)Representations, Warranties and Covenants.
(i)The Fundamental Representations shall be true and correct (other than in a de minimis respect), in each case both as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date) and all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to materiality, Material Adverse Effect or any similar qualification), in each case both as of the Agreement Date and as of the Closing Date as though made on the Closing Date except with respect to representations and warranties that address matters only as of a particular date which shall be true and correct as of such date except where the failure of any such representation or warranty to be true and correct would not result in a material diminution in the value of the Company, taken as a whole; and
(ii)The Company shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.
(b)No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect with respect to the Company.
(c)Company Certificate. Parent shall have received a certificate from the Company, validly executed by an officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied (the “Company Certificate”).
(d)Closing Deliverables. The Company shall have delivered or cause to be delivered to Parent the items required by Section 1.4(b).
(e)Employment Arrangements. The Non-Competition and Non-Solicitation Agreement and Severance Agreement, in each case, executed concurrently with this Agreement by the Key Employee shall not have been revoked or repudiated by the Key Employee prior to the Closing;
(f)Certificate of Merger. Parent shall have received the Certificate of Merger, duly executed by the Company, to be held in escrow pending the Paying Agent’s receipt of Total Closing Merger Consideration in accordance with Section 1.8(a).
6.3Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a)Closing Deliverables. Parent and Merger Sub shall have delivered or cause to be delivered to the Company the items required by Section 1.4(c).
(b)Representations, Warranties and Covenants.
(i)Each representation and warranty of Parent and Merger Sub set forth in this Agreement disregarding all qualifications and exceptions contained therein related to materiality or material adverse effect, shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date).
(ii)Each of Parent and Merger Sub shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or prior to the Closing.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(c)Certificate of Parent. Company shall have received a certificate executed for and on behalf of Parent by an officer of Parent to the effect that, as of the Closing, the conditions set forth in Section 6.3(b) have been satisfied (the “Parent Certificate”).
(d)Escrow Agreements. The Company shall have received from Parent duly executed counterparts of the Escrow Agreements.
(e)Paying Agent Agreement. The Company shall have received from Parent a duly executed counterpart of the Paying Agent Agreement.
Article 7

SURVIVAL; STOCKHOLDER REPRESENTATIVE
7.1Survival. None of the representations and warranties, covenants and agreements of the Parties contained in this Agreement or in the Certificates survive the Closing Date (and there shall be no liability after the Closing in respect thereof); provided that this Section 7.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing but only with respect to any breaches occurring after the Closing; provided, further, this sentence shall not prejudice or limit any claim for Fraud.
(a)Each of Parent and Merger Sub, for itself and on behalf of their Affiliates (including, after the Closing, the Company), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Company Stockholders relating to the operation of the Company or their respective businesses prior to the Closing or relating to the subject matter of this Agreement or the Disclosure Schedule or the transactions contemplated hereby, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law, and including with respect to any matter arising under the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental Law) are hereby irrevocably waived. Furthermore, without limiting the generality of Section 7.1, from and after the Closing, no claim shall be brought or maintained by, or on behalf of, Parent, Merger Sub or any other of their Affiliates (including, after the Closing, the Company) against any Company Stockholder, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or in accuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedule or the transactions contemplated hereby, the business or the ownership, operation, management, use or control of the business of any of the Company, any of their assets, or any actions or omissions at, or prior to, the Closing. Notwithstanding the foregoing, nothing in this Section 7.1 shall prejudice or limit (i) any claim Parent or Merger Sub may have prior to Closing if the Closing does not occur or (ii) any claim for Fraud.
(b)Each Party acknowledges and agrees that the agreements contained in this Section 7.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 7.1 Parent and Merger Sub, on the one hand, and the Company and the Stockholder Representative, on the other hand, would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.
7.2Stockholder Representative.
(a)By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Seller shall be deemed to have appointed, and Shareholder Representative Services LLC is hereby appointed, as of the Closing, as the representative, agent and attorney-in-fact for and on behalf of the Company Sellers for all purposes under this
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Agreement and the agreements ancillary hereto, including to give and receive notices and communications, to authorize satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) permitted by the terms of this Agreement. The Stockholder Representative may resign at any time upon at least ten (10) days prior written notice to the Company Sellers. Such agency may be changed by the Company Sellers from time to time upon not less than ten (10) days prior written notice to Parent; provided, that the Stockholder Representative may not be removed unless the former holders of a majority of Company Capital Stock agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the former holders of a majority of Company Capital Stock. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Sellers.
(b)Neither the Stockholder Representative nor any member of the Advisory Committee (as defined in that certain engagement letter entered into between the Stockholder Representative and certain of the Company Sellers in connection with the transactions contemplated hereby (the “Engagement Letter”)) shall incur liability of any kind with respect to any action or omission by the Stockholder Representative or the Advisory Committee in connection with their services pursuant to this Agreement, the Engagement Letter and the agreements ancillary hereto, except to the extent resulting from the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable. For the avoidance of doubt, the preceding sentence shall not prejudice the Stockholder Representative’s right to indemnification from the members of the Advisory Committee (in their capacity as Company Sellers) pursuant to the following sentence. The Company Sellers shall indemnify, defend and hold harmless the Stockholder Representative and each member of the Advisory Committee from and against any and all losses, liabilities, damages, penalties, fines, forfeitures, actions, fees, and out-of-pocket costs and expenses (including the reasonable out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) to the extent arising out of or in connection with the Stockholder Representative’s or the Advisory Committee’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Stockholder Representative or such member of the Advisory Committee, as applicable, the Stockholder Representative or such member of the Advisory Committee, as applicable, shall promptly reimburse the Company Sellers the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Sellers, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund Account or (ii) any other funds that become payable to the Company Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Company Sellers; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Sellers from their obligation to promptly pay, in accordance with their respective pro rata portions, such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event shall the Stockholder Representative be required to advance its own funds on behalf of the Company Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The Company Sellers acknowledge and agree that the foregoing indemnities shall survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.
(c)Upon the Closing, the Company shall wire to an account of Stockholder Representative as set forth on the Allocation Schedule (the “Expense Fund Account”) an amount of $250,000 in cash (the “Expense Fund”), which shall be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Company Sellers shall not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative shall not be liable for any loss of principal of the Expense Fund other than as a result of its bad faith, gross negligence or willful misconduct. The Stockholder Representative shall hold these funds separate from its corporate funds, shall not use these funds for its operating expenses or any other corporate purposes and shall not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable after the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative shall deliver the balance of the Expense Fund to the Paying Agent for further distribution to the Company Security Holders the portion of such balance payable pursuant to Section 1.7(a), Section 1.7(b)(i) and Section 1.7(c), as applicable; provided, that as a condition to Parent’s and Paying Agent’s obligation to make such payments, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of such Expense Fund distribution payable to each Company Seller. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Sellers at the time of Closing. Any tax required to be withheld with respect to the deemed payment to a Company Seller of its portion of the Expense Fund shall reduce the amount of cash to such Person at Closing in respect of Company Capital Stock and shall not reduce the Expense Fund.
(d)A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 9.6 and Section 9.7 hereof, shall constitute a decision of the Company Sellers and shall be final, binding and conclusive upon the Company Sellers. Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Sellers. Parent is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
Article 8

TERMINATION
8.1Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
(a)by mutual agreement of the Company and Parent;
(b)by Parent or the Company if the Closing Date shall not have occurred by June 30, 2021 (the “End Date”); provided, that if the condition set forth in Section 6.1(c) has not been satisfied on May 31, 2021, the “End Date” will be August 31, 2021; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a proximate cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
(c)by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, Order or other legal restraint which is in effect and which has the effect of making the Merger illegal;
(d)by Parent if there shall be any statute, rule, regulation or Order enacted, promulgated or issued by any Governmental Entity, which would compel Parent to divest, dispose of, hold separate or license a material portion of the business, assets, Intellectual Property Rights, categories of assets, relationships, contractual rights, obligations or arrangements of Parent or any of its controlled Affiliates (including the Company);
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(e)by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, that no cure period shall be required for a breach which by its nature cannot be cured and, in no event shall the cure period extend past the End Date;
(f)by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, that no cure period shall be required for a breach which by its nature cannot be cured and in no event shall the cure period extend past the End Date; or
(g)by Parent by providing written notice to the Company, if the Company Stockholder Approval is not obtained by the Company as promptly as practicable following the execution and delivery of this Agreement and on the Agreement Date.
8.2Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided, nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties or covenants contained herein that occurred prior to such termination; and provided, further, that the provisions of Section 5.8 (Public Disclosure), Section 5.14 (Expenses), Section 7.2 (Stockholder Representative), Article IX (General Provisions) and this Section 8.2 hereof shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.
Article 9

GENERAL PROVISIONS
9.1Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission, or (iii) one Business Day after being sent by courier or express delivery service; provided, that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):
(a)if to Parent or Merger Sub, to:
Cardlytics Inc.
675 Ponce De Leon Ave NE #6000
Atlanta, Georgia 30308
Attention: General Counsel
Email: ksomers@cardlytics.com
with a copy to (which shall not constitute notice):

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
Attention: Miguel J. Vega
Email: mvega@cooley.com
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)if to the Company (prior to the Closing), to:
Bridg, Inc.
11388 W. Olympic Blvd
Los Angeles, CA 90064
Attention: Amit Jain
Email: amit@bridg.com
with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
555 South Flower Street
Los Angeles, CA 90071
Attention:    Rick Madden, P.C.
    Bianca Levin-Soler
Email: Rick.Madden@kirkland.com
Bianca.levin-soler@kirkland.com
(c)If to a Company Seller, to its address as set forth in the Allocation Schedule.
(d)If to the Stockholder Representative:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085
9.2Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, paragraph, Exhibit and schedule references are to the articles, sections, paragraphs, Exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of a “Material Adverse Effect.” The term “or” is not exclusive, and shall be interpreted as “and/or” unless the context clearly requires otherwise. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
9.3Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.4Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) except as set forth in Section 4.5 and Section 1.15, are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise; provided, that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains liable for all of Parent’s obligations hereunder.
9.5Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
9.6Extension and Waiver. At any time prior to the Closing, Parent and the Merger Sub, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party or parties contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties. For purposes of this Section 9.6, the Company Sellers are deemed to have agreed that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Company Sellers whether or not they have signed such extension or waiver.
9.7Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution and delivery of an instrument in writing signed on behalf of the party against whom enforcement is sought, except that an amendment made subsequent to approval of this Agreement by the stockholders of the Company shall not (a) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock. For purposes of this Section 9.7, the Company Sellers agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Sellers whether or not they have signed such amendment, except that any amendment made in accordance with this sentence shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the stockholders of the Company immediately before the Effective Time.
9.8Specific Performance and Other Remedies.
(a)The parties hereto agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Company Security Holder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to specific performance to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
(c)The liability of any Person under Article 7 will be in addition to, and not exclusive of, any other Liability that such Person may have at Law or in equity based on such Person’s fraudulent acts or omissions, or willful misconduct or willful misrepresentation, in each case limited to the representations and warranties contained in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at Law or in equity against a Person based on such Person’s fraudulent acts or omissions or willful misconduct or willful misrepresentation, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for Fraud, willful misrepresentation or intentional breach, (ii) the time period during which a claim for Fraud, willful misrepresentation or intentional breach may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for Fraud, willful misrepresentation or intentional breach.
9.9Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).
9.10Disclosure Schedule. The information set forth in each section or subsection of the Disclosure Schedule shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement and any other section where it is reasonably apparent on its face that such disclosure applies to it and regardless of whether such section or subsection is qualified by reference to the Disclosure Schedule. The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. The inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an admission by any Party that such item constitutes an item, event, circumstance or occurrence that is material to the Company or constitutes a Material Adverse Effect. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in the Disclosure Schedule for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of the Disclosure Schedule. Where the terms of a contract or other item have been summarized or described in the Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described. The information provided in the Disclosure Schedule is being provided solely for the purpose of making disclosures to Parent and Merger Sub under this Agreement. In disclosing this information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
9.11Third Party Beneficiaries. The Company Stockholders, acting through the Stockholder Representative (and solely through the Stockholder Representative), are intended to be express third party beneficiaries of this Agreement.
9.12Exclusive Jurisdiction; Waiver of Jury Trial.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(a)ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(b).
9.13Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
9.14Attorney-Client Privilege. All communications between a Company Seller, its Affiliates or the Company, on the one hand, and Kirkland & Ellis LLP, on the other, that are attorney-client privileged and that solely relate to the negotiation, documentation and consummation of the Merger and the transactions contemplated hereby shall be deemed to be attorney-client confidence and communications that belong solely to the Company Sellers and their Affiliates, and not that of the Surviving Corporation, following the Closing, and may be waived only by the Stockholder Representative. Absent the written consent of Stockholder Representative, neither Parent, the Surviving Corporation or any of their Affiliates or any Person acting on their behalf shall assert that the attorney-client privilege of the Company related to the Merger was waived due to the transfer of attorney-client privileged material after the Closing (either because they were included in the computer server(s) of the Surviving Corporation or were otherwise within the records of the Surviving Corporation after the Closing). Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates (including the Surviving Corporation), on the one hand, and a third party, on the other hand, Parent and its Affiliates (including the Surviving Corporation) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent nor any of its Affiliates (including the Surviving Corporation) may waive such privilege without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Parent or any of its Affiliates (including the Surviving Corporation) is legally required by an Order or otherwise legally required to access or obtain a copy of all or a portion of the privileged communications, to the extent (a) permitted by applicable Law and (b) advisable in the
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

opinion of Parent’s counsel, Parent shall notify the Stockholder Representative in writing so that the Stockholder Representative can seek a protective order (at the Company Sellers’ sole cost and expense).
9.15Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Index of Definitions
Term    Section
280G Stockholder Approval    5.6(b)
Adjustment Escrow Fund    5.6(b)
Adjustment Resolution Period    1.10(a)
Adjustment Review Period    1.14(b)
Agreement    1.14(b)
Agreement Date    Preamble
Allocation Schedule    1.1(a)
Anti-Corruption Laws    2.24
Anti-Money Laundering Laws    2.25
Applicable Earnout Price Per Share    1.15(a)(i)
Balance Sheet Date    2.7(b)
Board    Recitals
Cancelled Shares    1.7(e)
CARES Act    2.27(a)
Certificate of Incorporation    2.1(d)
Certificate of Merger    1.2
Charter Documents    2.1(d)
Closing    1.4(a)
Closing ARR    1.15(a)(ii)
Closing Date    1.4(a)
Company    Preamble
Company Authorizations    2.15
Company Board Resolutions    2.4(a)
Company Certificate    6.2(c)
Company Data    2.12(a)(i)
Company Indemnitees    4.5(b)
Company IP    2.12(a)(ii)
Company Owned IP    2.12(a)(iii)
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Company Products    2.12(a)(iv)
Company Products Data    2.12(a)(v)
Company Registered IP    2.12(c)
Company Software    2.12(a)(vi)
Company Source Code    2.12(a)(vii)
Company Stockholder Approval    Recitals
Company Stockholder Parties    5.17
Company Voting Debt    2.2(e)
Confidentiality Agreement    5.7
Contaminant    2.12(a)(viii)
Converted Option    1.7(b)(ii)
Converted Option Exercise Price    1.7(b)(ii)
Current Balance Sheet    2.7(b)
Cyber Tail Policy    4.5(c)
Determination Date    1.14(c)
DGCL    1.1
Director Resignation Letters    1.4(b)(iii)
Disclosure Schedule    Article 2
Dissenting Shares    1.11(a)
D&O Costs    4.5(b)
D&O Expenses    4.5(b)
D&O Indemnifiable Claim    4.5(b)
D&O Indemnifying Party    4.5(b)
D&O Tail Policy    4.5(c)
Earnout Objection Notice    1.15(b)(ii)
Earnout Operating Period    1.15(d)
Earnout Payment Amounts    1.15(a)(iii)
Earnout Period    1.15(a)(iv)
Earnout Period Operating Expense Budget    1.15(d)
Earnout Resolution Period    1.15(b)(iv)
Earnout Resolved Matters    1.15(b)(iv)
Earnout Statement    1.15(b)(i)
Earnout Unresolved Matters    1.15(b)(iv)
Effective Time    1.2
Embargoed Countries    2.23
End Date    8.1(b)
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Engagement Letter    7.2(b)
Escrow Funds    1.10(a)
Estimated Closing ARR    1.14(a)
Estimated Closing Cash Amount    1.14(a)
Estimated Closing Indebtedness Amount    1.14(a)
Estimated Closing Statement    1.14(a)
Estimated Closing Third Party Expenses    1.14(a)
Estimated Closing Working Capital Adjustment Amount    1.14(a)
Exchange Documents    1.9(b)
Expense Fund    7.2(c)
Expense Fund Account    7.2(c)
Export Approvals    2.23
FCPA    2.24
FFCRA    2.20(p)
Final Closing Statement    1.14(c)
Financials    2.7(a)
FIRPTA Compliance Certificate    1.4(b)(ix)
First Anniversary ARR    1.15(a)(v)
First Anniversary Customers    1.15(a)(vi)
First Anniversary Earnout Price Per Share    1.15(a)(vii)
First Anniversary Payment Amount    1.15(a)(viii)
[***] Warrant Escrow Fund    1.10(a)
First Earnout Period    1.15(a)(ix)
Forgiveness Application    2.27(a)
HSR Act    5.9(b)
Inbound Licenses    2.27(a)
Independent Accountant    5.9(b)
Intellectual Property Rights    2.12(f)(i)
Interested Party    1.14(b)
Lease Agreements    2.12(a)(ix)
Leased Real Property    2.14(a)
Letter of Transmittal    2.11(b)
Material Contract    2.11(b)
Material Contracts    1.9(a)
Merger    2.13(b)
Merger Sub    2.13(b)
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Notice of Adjustment Disagreement    1.14(b)
Notices    5.10(b)
OFAC    2.23
Open Source Licenses    2.12(a)(x)
Open Source Material    2.12(a)(x)
Outbound Licenses    2.12(f)(ii)
Parachute Payment Waiver    5.6(a)
Parent    Preamble
Parent Certificate    6.3(c)
Parent Prepared Returns    1.1(a)(i)
Patent Rights    2.12(a)(ix)
Paying Agent Agreemen    1.4(b)(xii)
Payoff Letter    1.4(b)(vi)
Personal Information    2.12(a)(xi)
Personnel Agreements    2.12(h)(i)
Post-Closing Deficit Amount    1.14(d)
Post-Closing Excess Amount    1.14(e)
Post-Closing Statement    1.14(b)
PPP    2.27(a)
PPP Lender    2.27(a)
PPP Loan    2.27(a)
PPP Loan Escrow Account    1.10(c)
PPP Loan Escrow Agreement    1.4(b)(xi)
PPP Loan Escrow Fund    1.10(a)
Privacy and Security Laws    2.12(a)(xii)
Privacy Statement    2.12(r)(ii)
Process or Processing    2.12(a)(xiv)
Prohibited Party Lists    2.23
PTO    2.12(c)
Purchaser Arrangements    5.6(b)
Registered IP    2.12(a)(xv)
Representative Losses    7.2(b)
Required Consent    1.12
Resolved Matters    1.14(b)
Restricted Shares    2.2(a)
SBA    2.27(a)
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Second Anniversary ARR    1.15(a)(x)
Second Anniversary Customers    1.15(a)(xi)
Second Anniversary Earnout Price Per Share    1.15(a)(xii)
Second Anniversary Payment Amount    1.15(a)(xiii)
Second Earnout Period    1.15(a)(xiv)
Section 280G Payments    5.6(b)
Security Incident    2.12(t)(ii)
Security Policies    2.12(t)(i)
Sensitive Company Information    2.12(a)(xviii)
Shrink-Wrap Software    2.12(a)(xx)
Software    2.12(a)(xvi)
Stock Certificates    1.9(a)
Stockholder Notice    4.1(b)
Stockholder Representative    Preamble
Surviving Corporation*    1.1
Systems    2.12(s)
Tax Items    1.1(f)(ii)
Technology    2.12(a)(xxii)
Terminated Agreements    5.11
Third Party Expenses Payoff Schedule    1.4(b)(vi)
Top Customers    2.26(a)
Trade Laws    2.23
United States Real Property Holding Corporation    2.9(a)(viii)
Unresolved Matters    1.14(b)
Withholding Agent    1.12

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

In Witness Whereof, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.
CARDLYTICS INC.

By:	/s/ Lynne Laube
Lynne Laube
Chief Executive Officer

MR. T MERGER SUB, INC.

By:	/s/ Kirk Somers
Kirk Somers
President
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

In Witness Whereof, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

BRIDG, INC.

By:	/s/ Amit Jain
Amit Jain
Chief Executive Officer

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

In Witness Whereof, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe
Sam Riffe
Title Managing Director

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

ANNEX A
CERTAIN DEFINED TERMS

“Accredited Stockholder” shall mean a Company Stockholder or Company Warrantholder who either (a) has completed and delivered to the Company and Parent prior to the Closing Date duly executed Suitability Documentation, in form and substance reasonably satisfactory to Parent, certifying that such Company Seller is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) or (b) is determined by Parent in its sole discretion to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).
“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, discussion, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or its Affiliates), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving an Acquisition Transaction.
“Acquisition Transaction” shall mean (a) the purchase, issuance, grant, or disposition of any capital stock or other securities of the Company, or of all or any part of the assets of the Company (other than the issuance of equity securities to existing or new Employees in the ordinary course) or (b) any merger, consolidation, business combination or similar transaction involving the Company, in each case other than with Parent or its Affiliates.
“Adjustment and [***] Escrow Agent” shall mean PNC Bank, National Association.
“Adjustment Escrow Amount” shall mean an amount equal to $1,000,000.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
“Amended and Restated Voting Agreement” shall mean the Amended and Restated Voting Agreement, dated as of June 13, 2017, by and between the Company and the investors party thereto
“Applicable Unvested Equity Incentives” shall mean one-half of the number of shares of Company Common Stock underlying the Unvested Company Options that, if not for the Merger, would have vested prior to the first anniversary of the Closing.
“Applicable Unvested Equity Incentives Value” shall mean the Applicable Unvested Equity Incentives times (a) the consideration payable for each share of Company Common Stock pursuant to Section 1.7(a), minus (b) an amount in cash equal to the per share exercise price of such Applicable Unvested Equity Incentives.
“Brokerage Fee’ shall mean the portion of the fees payable by the Company to J.P. Morgan Securities LLC in connection with proceeds attributable to all Company Sellers in excess of the Total Closing Merger Consideration, as determined by the Stockholder Representative pursuant to that certain engagement letter dated December 15, 2020 between the Company and to J.P. Morgan Securities LLC.
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of Atlanta, Georgia or New York, New York is closed.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.
“Certificates” shall mean certificates or other instruments delivered by the Company in connection with the Closing of the transactions contemplated by this Agreement, including pursuant to Section 1.4(b)(vii) (Certificate of Secretary of the Company), the FIRPTA Compliance Certificate and the Estimated Closing Statement.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Closing ARR” shall mean the revenue of the Company (determined in accordance with GAAP), for the month immediately prior to the Closing Date for all Closing Customers, multiplied by twelve (12), (but limited to revenue associated with U.S.-based data from such Closing Customers).
“Closing Cash Amount” shall mean, as of immediately prior to Closing, the Company’s cash and cash equivalents, marketable securities, short-term investments and deposits with third parties (including landlords), drafts and wires, as defined by and determined in accordance with GAAP, net of uncleared checks and drafts issued by the Company and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company. For the avoidance of doubt, the calculation of the Closing Cash Amount shall be determined without giving effect to the transaction contemplated by this Agreement.
“Closing Customers” shall mean all parties under contract with the Company as of immediately prior to the Closing Date.
“Closing Indebtedness Amount” shall mean, as of immediately prior to Closing, the Company’s Indebtedness.
“Closing Net Working Capital Amount” shall mean (a) current assets as set forth on Exhibit K, all determined in accordance with GAAP as of immediately prior to Closing less (b) current liabilities set forth on Exhibit K, all determined in accordance with GAAP as of immediately prior to the Closing). For purposes of calculating the Closing Net Working Capital Amount, (i) the Company’s current assets shall exclude the Closing Cash Amount, all Tax assets, and (ii) the Company’s current liabilities shall exclude all Tax liabilities, all Indebtedness included in the final calculation of the Closing Indebtedness Amount and any Third Party Expenses included in the final calculation of Closing Third Party Expenses.
“Closing Target Net Working Capital Amount” shall mean $(750,000).
“Closing Third Party Expenses” shall mean the Third Party Expenses of the Company that shall not have been fully and finally satisfied as of immediately prior to the Closing.
“Closing Working Capital Adjustment Amount” shall mean the amount equal to (a) the Closing Net Working Capital Amount less (b) the Closing Target Net Working Capital Amount (which amount may be a positive or negative number).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Commercial Tax Agreement” shall mean any written commercial Contract, such as (but not limited to) a loan or a lease, entered into in the Ordinary Course of Business, the primary purpose of which is unrelated to Taxes.
“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” shall mean shares of common stock, par value $0.00001 per share, of the Company.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, not including a PEO Plan, Employee Agreement or International Employee Plan, providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, sponsored, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has any material Liability (including on account of an ERISA Affiliate).
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Company Equity Plan” shall mean the Company 2012 Equity Incentive Plan, dated August 1, 2012, as amended from time to time.
“Company Optionholder” shall mean any Person holding any Company Option that is outstanding immediately prior to the Effective Time.
“Company Options” shall mean all issued and outstanding options (whether or not vested) to purchase or otherwise acquire shares of Company Capital Stock.
“Company Preferred Stock” shall mean, collectively, the Company Series A Preferred Stock and Company Series B Preferred Stock.
“Company Securities” shall mean all (a) options, warrants or other rights or Contracts, arrangement or commitments of any character relating to the capital stock of the Company, (b) shares of capital stock of or other voting securities or ownership interests in the Company, and (c) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership interests in the Company.
“Company Security Holders” shall mean the Company Stockholders, the Company Option holders and the Company Warrant holders.
“Company Sellers” shall mean the Company Stockholders, the Company Vested Option holders and the Company Warrant holders.
“Company Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.00001 per share.
“Company Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company, par value $0.00001 per share.
“Company Stockholder” shall mean any holder of Company Capital Stock.
“Company Vested Option holders” shall mean the holders of Vested Company Options as of immediately prior to the Effective Time.
“Company Warrants” shall mean each of (i) that certain Warrant to Purchase Stock, dated as of December 14, 2020, by and between the Company and Comerica Bank, (ii) that certain Warrant to Purchase Common Stock, dated as of April 25, 2013, by and between the Company and Mucker Accelerator I LLC, (iii) that certain Warrant to Purchase Common Stock, dated as of February 22, 2018, by and between the Company and Silicon Valley Bank, (iv) the [***] Warrants, (v) that certain Warrant to Purchase Stock, dated as of March 31, 20215 by and between the Company and City National Bank, and (vi) that certain Warrant to Purchase Common Stock, dated as of October 31, 2012, by and between the Company and Dilip Kumar Jain.
“Company Warrant holder” shall mean each of (i) Comerica Bank, (ii) Mucker Accelerator I LLC, (iii) Silicon Valley Bank, (iv) [***], (v) City National Bank and (vi) Dilip Kumar Jain.
“Continuing Employees” shall mean the employees and contractors of the Company who remain or become employees or contractors of Parent or any of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Contract” shall mean any written agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“Deferred Payroll Taxes” means (i) the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by the Company that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act and are not paid as of the Closing, and (ii) the employee portion of any payroll Taxes for a Pre-Closing Tax Period in respect of which the Company has deferred the payment thereof until after the Closing Date pursuant to the Payroll Tax Executive Order, in each case, calculated after giving effect to any Tax credits listed on Schedule 2.9(a)(xxi) of the Disclosure Schedule.
“DOL” shall mean the United States Department of Labor.
“Dollars” or “$” shall mean United States Dollars.
“Employee” shall mean any current or former employee, individual independent contractor who is a natural person or director of the Company.
“Employee Agreement” shall mean each management, employment, severance, separation, consulting, advisory, contractor or other written agreement or contract between the Company and any Employee, and pursuant to which the Company has or may have any material Liability.
“Employee Option” shall mean each Vested Company Option that was granted to the holder in the holder’s capacity as, or that had vesting tied to the holder’s performance of services as, an employee service provider of the Company for applicable employment Tax purposes pursuant to the applicable award agreement.
“Environmental, Health and Safety Requirements” shall mean all applicable Law concerning or relating to worker/occupational health and safety (to the extent relating to Hazardous Materials), or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any Hazardous Materials.
“Equity Interests” shall mean, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Escrow Agreements” shall mean, collectively, the Adjustment and [***] Escrow Agreement and the PPP Loan Escrow Agreement.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Excess Pro Rata Share” shall mean, with respect to a particular Company Seller, a fraction (a) whose numerator is the aggregate number of (i) shares of Company Capital Stock, (ii) shares underlying Vested Company Options and (iii) shares underlying Company Warrants (other than the [***] Warrants) convertible into or exchangeable for Company Capital Stock held by such Company Seller as of immediately prior to the Effective Time and (b) whose denominator is the aggregate number of (i) shares of Company Capital Stock, (ii) shares underlying Vested Company Options and (iii) shares underlying Company Warrants (other than the [***] Warrants) convertible into or exchangeable for Company Capital Stock held by all Company Sellers as of immediately prior to the Effective Time.
“Exchange Act” the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“[***] Referral Fee” shall mean any and all payments made by the Company to [***] or its Affiliates pursuant to the [***] Referral Agreement.
“[***] Warrants” means that certain (i) Bridg, Inc. Common Stock Purchase Warrant No. 4, dated December 18, 2020, between Bridg, Inc. and [***] (the “[***] Warrant No. 4”) and (ii) Bridg, Inc. Common Stock Purchase Warrant No. 5, dated December 18, 2020, between Bridg, Inc. and [***]. (the “[***] Warrant No. 5”).
“[***] Warrant No. 4 Amount” means (i) the excess of (x) the Per Share Closing Consideration over (y) $4.50, multiplied by (ii) 25,000 shares of Common Stock.
“[***] Warrant No. 5 Amount” means (i) the excess of (x) the Per Share Closing Consideration over (y) $5.50, multiplied by (ii) 1,608,000 shares of Common Stock.
“[***] Warrant Escrow Amount” means the [***] Warrant No. 4 Amount, plus the [***] Warrant No. 5 Amount.
“[***] Warrant Escrow Account” means the bank account designated in writing by the Adjustment and [***] Escrow Agent, into which the [***] Warrant Escrow Amount will be deposited.
“[***] Referral Agreement” means the Referral Solutions Agreement, dated as of September 9, 2020, by and between the Company and [***].
“Fraud” shall mean actual law fraud with scienter with respect to the representations and warranties contained in this Agreement.
“Fully Diluted Share Number” shall mean the number of shares equal to (a) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time, plus (b) the total number of shares of Company Common Stock that would be issued upon conversion of the Preferred Stock pursuant to Article II of the Company’s certificate of incorporation, assuming such conversion immediately prior to the Effective Time, plus (c) the total number of shares of Company Common Stock issuable upon the exercise of the Vested Company Options and the Company Warrants, in each case, outstanding immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any Cancelled Shares and Dissenting Shares).
“Fundamental Representations” shall mean the representations and warranties contained in Section 2.1(a) (Organization of the Company), Section 2.2 (Company Capital Structure), Section 2.3 (No Subsidiaries), Section 2.4 (Authority and Enforceability), Section 2.5(a) (No Conflicts) and Section 2.19 (Brokers’ and Finders’ Fees).
“GAAP” shall mean United States generally accepted accounting principles.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).
“Hazardous Materials” means any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
“Indebtedness” of any Person at any time shall mean, without duplication: (i) all liabilities of such Person for borrowed money (excluding the PPP Loan Escrow Amount); (ii) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments; (iii) all liabilities of such Person for the deferred purchase price of property or services (including any milestone, earnout or similar payments); (iv) the Specified Tax Amount and the Specified Withholding Tax Amount, (v) all Unpaid Pre-Closing Taxes determined in accordance with Section 1.1(f)(ii) and subject to Section 1.1(b); (vi) all liabilities in respect of any lease (or other arrangement conveying the right to use) which are required to be classified and accounted for under GAAP as capital leases; (vii) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (viii) the accrued COVID-19 rent deferrals allowed by the Company’s landlord; (ix) all accrued interest, fees and prepayment penalties on the items described in clauses (i) through (vii) above; (x) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments; and (xi) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in the foregoing clauses (i), (ii), (iii), (iv), (vi), (vii), (viii) or (ix), to the extent of the obligation guaranteed. Notwithstanding the foregoing, Indebtedness with respect to the Company shall not include any liabilities included in Third Party Expenses or the Closing Working Capital Amount.
“International Employee Plan” shall mean each employee benefit or compensation plan or agreement that is sponsored, contributed to, or maintained by the Company, or with respect to which the Company has any material Liability, for the benefit of Employees who perform services outside the United States; except, in each case, any benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement sponsored, maintained or required by a Governmental Entity.
“Investors’ Rights Agreement” shall mean the amended and restated investors’ rights agreement by and among the Company and the investors thereto, dated June 13, 2017.
“IRS” shall mean the United States Internal Revenue Service.
“Key Employee” shall mean Amit Jain.
“Knowledge” (or any derivation thereof) shall mean, with respect to the Company, the knowledge of Amit Jain, Rony Sawdayi, Seth Klein and Kelly Jones.
“Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation or other similar proceeding by or before, or otherwise involving, any court or other Governmental Entity.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Liability” shall mean, with respect to any Person, all debts, liabilities, commitments and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiary, including those arising under applicable Law or any Legal Proceeding or any Order of a Governmental Entity and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Third Party Expenses incurred by the Company on or prior to the Effective Time.
“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
“made available” shall mean that a correct and complete copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the electronic data site managed by the Company at Intralinks, Inc. or otherwise provided to Parent or its counsel prior to 5:30 p.m. (Atlanta time) on the day prior to the Agreement Date.
“Material Adverse Effect” shall mean any change, circumstance, development, occurrence, event or effect that, either alone or in combination with any other change, circumstance, development, occurrence, event or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, financial condition, operations or capitalization of such Person, taken as a whole, or (b) would reasonably be expected to materially impair the performance by such Person of its obligations hereunder or materially delay the consummation of the transactions contemplated by this Agreement, including the Merger, provided, that, with respect to clause (a) (and only clause a)) of this definition of “Material Adverse Effect” none of the following to the extent resulting or arising from the following shall be taken into account in determining whether there has been is or would reasonably be expected to be a Material Adverse Effect: (i) the execution and delivery of this Agreement (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement); (ii) any changes generally in the industries in which such Person participates, ((iii) any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity, (iv) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, regulation, statute, directive, pronouncement or guideline or interpretation thereof or any material worsening of such conditions threatened or existing as of the date of this Agreement; (v) any failure by such Person to meet any financial forecasts, projections, budgets or estimates (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this clause); (vi) any changes after the Agreement Date in any applicable Law or GAAP (or other applicable accounting standards) or the interpretation thereof; (vii) any action or failure to take action which action or failure to act is requested in writing by Parent or Merger Sub or expressly required by, or expressly prohibited to be taken by, this Agreement; (viii) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange, capital market, currency, international trade, regulatory, political, (ix) any changes in the general economic, banking, currency, international trade, capital market, regulatory, political, labor, social, environmental or other similar conditions; provided that with respect to the exceptions set forth in clauses (ii), (iii), (v), (vi), or (viii) in the event that such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect has had a material and disproportionate effect on such Person, taken as a whole, relative to other companies operating in the industry or industries in which such Person operates, then the incremental effect of such change, circumstance, event or effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Non-Competition and Non-Solicitation Agreement” shall mean the Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B executed and delivered concurrently with the execution of this Agreement by the Key Employee.
“Non-Employee Option” shall mean each Vested Company Option that is not an Employee Option.
“Option Exchange Ratio” shall mean a fraction (rounded to four decimal places), (a) the numerator of which shall be the Per Share Closing Consideration, and (b) the denominator of which shall be the Parent Common Stock Closing Price.
“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.
“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business materially consistent with the Company’s past practice; provided, that, deviations from such ordinary course of business consistent with the Company’s past practice shall not be deemed outside the Ordinary Course of Business to the extent such deviations were reasonably necessary with respect to actions taken prior to the Agreement Date, or, are reasonably necessary with respect to actions taken after the Agreement Date, in each case, in response to the COVID-19 pandemic to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company.
“Parent Common Stock” shall mean shares of Common Stock of Parent, par value $0.0001 per share.
“Parent Common Stock VWAP” means, as of any date, the dollar volume-weighted average price for a share or Parent Common Stock on the principal securities exchange or securities market on which such security is then listed during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (sets to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of a share of Parent Common Stock in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such Parent Common Stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the Parent Common Stock VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the Parent Common Stock VWAP on such date(s) shall be the fair market value or Parent Common Stock on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between Parent and the Stockholder Representative.
“Parent Common Stock Closing Price” shall mean the Parent Common Stock VWAP over the twenty (20) consecutive trading day period ending on the trading day immediately prior to the Effective Time as reported on the NASDAQ Stock Exchange.
“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation, dated February 13, 2018, and the Amended and Restated Bylaws.
“Parent SEC Documents” shall mean any documents filed by Parent with the SEC under Sections 13(a) or 15(d) of Exchange Act.
“Paying Agent” shall mean PNC Bank, National Association.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, any similar U.S. presidential memorandum, executive order or similar publication of the same or similar subject matter, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.
“PEO Plan” shall mean each benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement sponsored or maintained by a professional employer organization for the benefits of the Employees.
“Per Share Adjustment Escrow Amount” shall mean an amount of cash (rounded down to the nearest whole cent) equal to (a) the Adjustment Escrow Amount divided by (b) the Fully Diluted Share Number.
“Per Share Closing Consideration” shall mean an amount of cash (rounded down to the nearest whole cent) equal to (a) the Total Closing Merger Consideration divided by (b) the Fully Diluted Share Number.
“Per Share Expense Fund Amount” shall mean an amount of cash (rounded down to the nearest whole cent) equal to (a) of the Expense Fund divided by (b) the Fully Diluted Share Number.
“Per Share First Anniversary Payment Amount” shall mean an amount equal to (a) the First Anniversary Payment Amount divided by (b) the Fully Diluted Share Number; provided, that the Per Share First Anniversary Payment Amount shall be payable in either cash, or a mix of cash and Parent Common Stock, in accordance with Section 1.15(c)(iii).
“Per Share [***] Warrant Escrow Amount” shall mean an amount of cash (rounded down to the nearest whole cent) equal to (a) the [***] Warrant Escrow Amount divided by (b) the Fully Diluted Share Number.
“Per Share PPP Loan Escrow Amount” shall mean an amount of cash (rounded down to the nearest whole cent) equal to (a) PPP Loan Escrow Amount divided by (b) the Fully Diluted Share Number.
“Per Share Second Anniversary Payment Amount” shall mean an amount equal to (a) the Second Anniversary Payment Amount divided by (b) the Fully Diluted Share Number; provided, that the Per Share Second Anniversary Payment Amount shall be payable in either cash, or a mix of cash and Parent Common Stock, in accordance with Section 1.15(c)(iii).
“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business of the Company, and (f) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business.
“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.
“PPP Loan Escrow Agent” shall mean the PPP Lender.
“PPP Loan Escrow Amount” shall mean an amount equal to $810,961.49.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“R&W Policy” shall mean the representation and warranty insurance policy obtained by Parent in connection with the Merger and the other transactions contemplated by this Agreement.
“Registration Deadline” shall mean the Business Day that is thirty (30) days following the filing of Parent’s next Form 10-Q or Form 10-K with the SEC following the first regularly scheduled monthly review of proposed equity awards by the compensation committee of the board of directors of Parent after the Effective Time.
“Related Agreements” shall mean the Escrow Agreements, the Non-Competition and Non-Solicitation Agreements, the Letters of Transmittal, and all other agreements and certificates entered into by the Company or the Company Security Holders in connection with the Closing and the transactions contemplated herein.
“Representatives” shall mean, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Retention Awards” shall mean Parent equity incentive awards to be granted after the Closing to Continuing Employees in accordance with Schedule 4.6.
“Right of First Refusal and Co-Sale Agreement” shall mean the amended and restated right of first refusal and co-sale agreement by and among the Company and the investors thereto, dated June 13, 2017.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Severance Agreement” shall mean a severance agreement by and between the Key Employee and Parent (or one of its Subsidiaries) and the other standard employment documents (including confidentiality and invention assignment agreement) executed and delivered on the Agreement Date, contingent and effective on the Closing.
“Specified Tax Amount” shall mean $400,000, which the Parties agree represents the aggregate liability for unpaid sales, use, income, franchise, gross receipts and other similar Taxes of the Company for taxable periods ending prior to the Closing Date for all state and local Tax jurisdictions (collectively, the “Excluded Taxes”). The Specified Tax Amount shall not be subject to the adjustment provisions of Section 1.14, and, for the avoidance of doubt, the Specified Tax Amount reflected in the final calculation of Indebtedness shall be the amount set forth in this definition.
“Specified Withholding Tax Amount” shall mean, (a) if both of the Required Consents are obtained, zero dollars ($0.00), (b) if one of the Required Consents is obtained, five hundred thousand dollars ($500,000.00), and (c) if none of the Required Consents is obtained, one million dollars ($1,000,000.00).
“Stockholders Agreement” shall mean the stockholders’ agreement by and among the Company and the stockholders listed thereto, dated October 19, 2012 (as amended).
“Straddle Period” shall mean any taxable period beginning on or prior to, and ending after, the Closing Date.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.
“Suitability Documentation” shall mean the accredited stockholder questionnaire and related documentation in the form of Exhibit G.
“Tax” or, collectively, “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) or similar or other taxes, governmental assessments or charges of any kind whatsoever in the nature of a tax, together with all interest, penalties, and additions imposed with respect to such amounts.
“Tax Authority” shall mean any Governmental Entity responsible for the collection, administration and enforcement of Taxes and Tax Laws.
“Tax Forms” shall mean a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable, from each of the Company and from each Person entitled to receive, as applicable, any payment of Closing Indebtedness or Closing Third Party Expenses in connection with the Closing.
“Tax Return” shall mean any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other document filed or required to be filed with any Tax Authority and including all amendments or supplements thereof.
“Third Party Expenses” shall mean all, costs, fees and expenses, including all legal, accounting, financial advisory, consulting and all other costs, fees and expenses of third parties (including Company Security Holders) incurred by or on behalf of the Company in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including: (a) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the transactions contemplated by this Agreement; (b) any bonus, severance, change-in-control payments, bonus in lieu of any previously promised but ungranted equity award, or similar payment obligations of the Company that become due and payable solely as a result of the consummation of the transactions contemplated by this Agreement; (c) any Liability of the Company under deferred compensation plans, phantom equity, plans or similar arrangements made payable as a result of the transactions contemplated by this Agreement; (d) any Transaction Payroll Taxes, (f) an amount equal to one-half of the premium cost for the R&W Policy; (g) an amount equal to one-half of the HSR filing fees; (h) an amount equal to one-half of the cost of the D&O Tail Policy; and (i) an amount equal to one-half of the cost of the Cyber Tail Policy.
“Total Closing Merger Consideration” shall mean an amount equal to (a) the greater of (i) twenty-eight (28) multiplied by the Estimated Closing ARR and (ii) $350,000,000.00, plus (b) the Estimated Closing Cash Amount, plus (c) the aggregate amount of the exercise price of all Vested Company Options, plus (d) the aggregate amount of the exercise price per share of Company Common Stock subject to all of the Company Warrants outstanding immediately prior to the Effective Time, plus (e) the aggregate amount of the exercise price per share of Preferred Stock subject to all of the Company Warrants outstanding immediately prior to the Effective Time, plus (f) the Estimated Closing Working Capital Adjustment Amount (which may be a positive or negative number), less (g) the Estimated Closing Indebtedness Amount, less (h) the Estimated Closing Third Party Expenses.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Transaction Bonuses” shall mean, the amount of the First Anniversary Payment Amount and Second Anniversary Payment Amount payable to each Company Seller, as determined by the Company and provided to Buyer on the updated Allocation Schedule in accordance with Section 1.15(c)(i).
“Transaction Payroll Taxes” shall mean, (x) with respect to any bonuses, option cashouts, option exercises or other payments in respect of Company Options, bonus in lieu of any previously promised but ungranted equity award, severance, change-in-control or other compensatory payments in connection with the consummation of the transactions contemplated by this Agreement, in each case, made by the Company and that remain unpaid as of the Closing, an amount equal to (a) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment plus (b) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made, and (y) all employer portion payroll Taxes in connection with the matters set forth in Section 2.9(a)(xx) of the Disclosure Schedule. For the avoidance of doubt, the amount described in subclause (b) of clause (x) shall be zero with respect to any Person whose total compensation that would be payable to them by the Company, the Surviving Corporation, Parent and/or any of their Subsidiaries during the year in which the Closing occurs (assuming such recipient remained employed by the applicable Person for the entire year) is anticipated to be in excess of the social security wage base for the year in which the Closing occurs).
“Transaction Tax Deductions” means, without duplication and regardless by whom or when paid, any Tax deductions arising as a result of or that are otherwise attributable to the consummation of the transactions contemplated by this Agreement, including, without limitation: (i) any item included in Third Party Expenses (including any such items paid before the Closing that if unpaid as of the Closing would have constituted a Third Party Expense) (computed assuming an election is made under Revenue Procedure 2011-29 to deduct 70% of any success based fees under Treasury Regulation Section 1.263(a)-5(f)); (ii) all fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par, or similar payments by the Company as a result of the payment of any Indebtedness in connection with the Closing, and (iii) any stay bonuses, sale bonuses, change in control payments, retention payments, or similar payments made or to be made by the Company in connection with or resulting from the Closing, including the employer portion of any employment Taxes, in each case, to the extent deductible in a Pre-Closing Tax Period at a “more likely than not” or higher level of confidence.
“Transfer Taxes” shall mean any transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement.
“Unaccredited Stockholder” shall mean a Company Seller that is not an Accredited Stockholder.
“Unpaid Pre-Closing Taxes” shall mean, (a) any Taxes of the Company relating or attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (including Deferred Payroll Taxes), (b) any Taxes of a Person other than the Company for which the Company (or any predecessor of the Company) is liable (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Law or otherwise as a result of an event or transaction occurring before the Closing, and (c) any Taxes attributable to the transactions contemplated by this Agreement, including, without limitation,Transfer Taxes (other than Transfer Taxes borne by Parent pursuant to Section 1.1(d)). For purpose of clarity, Unpaid Pre-Closing Taxes shall not include (x) any Transaction Payroll Taxes, (y) any Excluded Taxes, or (z) any Transfer Taxes borne by Parent pursuant to Section 1.1(d).
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested and outstanding immediately prior to the Effective Time.
“Vested Company Option” shall mean any Company Option (or portion thereof) that is vested and outstanding immediately prior to the Effective Time or becomes vested at the Effective Time as a result of the consummation of the transactions contemplated hereby.
“WARN” shall mean the Worker Adjustment and Retraining Notification Act.
Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.